Exhibit 10.64
EXECUTION

PURCHASE AND SALE AGREEMENT
BY AND AMONG
AIR TRANSPORT SERVICES GROUP, INC.
AND THE
SELLERS
AND THE
SELLERS’ REPRESENTATIVE
NAMED HEREIN
Dated as of October 1, 2018

3.2    PAYMENT OF CLOSING INDEBTEDNESS, COMPANY TRANSACTION

ARTICLE VI REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES AND

    i

7.3    EFFORTS TO CONSUMMATE; AUTHORIZATIONS AND OTHER THIRD PARTY

13.6    NO RECOURSE TO DEBT FINANCING SOURCES; WAIVER OF CERTAIN

SCHEDULES
Sellers’ Schedule

Schedule 2.2    -    Estimated Purchase Price Calculation Statement
Schedule 2.3    -    Aggregate Purchase Price Allocation
Schedule 3.2    -    Indebtedness to Remain Outstanding
Schedule 4.4    -    Approvals; Claims or Legal Proceedings
Schedule 5.3    -    Noncontravention
Schedule 5.4    -    Approvals
Schedule 5.8    -    Member Agreements
Schedule 6.4    -    Noncontravention
Schedule 6.5    -    Approvals
Schedule 6.9    -    Financial Statements
Schedule 6.10    -    Indebtedness; Undisclosed Liabilities
Schedule 6.11    -    Tangible Personal Property
Schedule 6.12    -    Leased Real Property
Schedule 6.13    -    Intellectual Property
Schedule 6.14    -    Insurance
Schedule 6.15    -    Labor Matters
Schedule 6.16    -    Permits; Compliance with Law
Schedule 6.17     -    Litigation
Schedule 6.18    -    Employee Benefit Plans; ERISA
Schedule 6.19    -    Tax Matters
Schedule 6.20    -    Environmental, Health and Safety Matters
Schedule 6.21    -    Material Contracts
Schedule 6.22    -    Transactions with Affiliates
Schedule 6.23    -    Absence of Changes
Schedule 6.25    -    Accounts Receivable; Accounts Payable
Schedule 6.26    -    Aircraft
Schedule 7.1    -    Key Customers
Schedule 7.2    -    Pre-Closing Activities

EXHIBITS
Exhibit A-1    -    Accounting Principles
Exhibit A-2    -    Net Working Capital Calculation
Exhibit B    -    Form of Escrow Agreement
Exhibit C    -    Form of Guarantee (Omni Air International Holdings, Inc.)
Exhibit D    -    Form of Guarantee (Omni Aviation Leasing Holdings, LLC)
Exhibit E    -    Form of Guarantee (T7 Aviation Leasing Holdings, LLC)

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2018, by and among the Persons listed on the Sellers’ Schedule attached hereto (the “Sellers’ Schedule”) (collectively referred to herein as “Sellers” and individually as a “Seller”), the Sellers’ Representative (as defined herein), solely in his capacity as the Sellers’ Representative, and Air Transport Services Group, Inc., a Delaware corporation (“Purchaser”).
RECITALS
A.Omni Air International, LLC, a Nevada limited liability company (“Omni”), Omni Aviation Leasing, LLC, a Nevada limited liability company (“OAL”), and T7 Aviation Leasing, LLC, a Nevada limited liability company (“T7”), are engaged in the businesses of owning and leasing aircraft and, in Omni’s case, providing passenger airlift services to the U.S. Department of Defense and other U.S. and foreign government agencies, and worldwide full service commercial passenger charter, wet lease and ACMI (as defined below) services and other air transportation services to commercial customers. Omni, OAL and T7 are sometimes referred to herein individually as a “Company” and collectively as the “Companies.”
B.    Sellers own the entire membership interest of Omni, OAL and T7, as those interests are more fully defined in the Organizational Documents of Omni, OAL and T7 (collectively, the “Equity Interests”).
C.    Sellers desire to sell the Equity Interests to Purchaser, and Purchaser desires to purchase the Equity Interests from Sellers, upon the terms and subject to the conditions contained in this Agreement.
AGREEMENT
In consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained herein, the parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms, when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:
“Accounting Fees” is defined in Section 3.4(b).
“Accounting Principles” means GAAP, and to the extent consistent with GAAP, the accounting principles, policies, practices, procedures and methods and estimation methodology that were used in preparation of the audited balance sheet of the Companies as at December 31,

2017, and, with respect to the calculation of Closing Net Working Capital, the specific policies and rules set forth in Exhibit A-1.
“ACMI” means aircraft, crew, maintenance and insurance.
“Adjustment Time” means 11:59 pm (Central time) on the day immediately prior to the Closing.
“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock or other equity interests, by contract, credit arrangement or otherwise. An Immediate Family Member of a natural Person, or the settlor or a beneficiary of a trust, shall be deemed an Affiliate of such natural Person or such trust for purposes of this Agreement.
“Aggregate Deductible” is defined in Section 10.4(a)(ii).
“Aggregate Purchase Price” means an amount equal to the (a) Enterprise Value, plus (b) the Closing Cash, minus (c) the Closing Indebtedness, minus (d) the amount of all Company Transaction Expenses, plus or minus (e) the amount of the Net Working Capital Adjustment, and minus (f) the Closing Bonus Payments.
“Agreement” is defined in the preamble of this Agreement.
“Aircraft” is defined in Section 6.26(a).
“Aircraft Acquisition Contracts” is defined in Section 6.26(c).
“Allocable Portion” means a percentage based upon the portion of ownership interest in the Companies allocable to each Seller as set forth on the Sellers’ Schedule.
“Authority” means any governmental authority, self-regulatory organization, agency, commission, board, bureau, authority, official, court, arbitrator, mediator, tribunal or other instrumentality of the United States or of any foreign, domestic, federal, state, county, city, local or other political subdivision.
“BDT” means BDT & Company, LLC, financial advisor to Sellers and the Companies.
“Benefit Plans” is defined in Section 6.18(a).
“Business Day” means any day except Saturday, Sunday and any other day on which commercial banks located in Tulsa, Oklahoma or Atlanta, Georgia are authorized or required by Law to be closed for business.
“Cap” is defined in Section 10.4(b).

“Cash” means the cash and cash equivalents of the Companies and the Company Subsidiary (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements. The term “cash” does not include customer deposits and other restricted cash.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
“Citizen of the United States” is defined in Section 4.1.
“Closing” and “Closing Date” are defined in Section 3.1.
“Closing Bonus Payments” means any bonus or change of control payments triggered by the consummation of the transactions contemplated by this Agreement to the extent that such payments are not paid by or on behalf of the Companies and/or the Company Subsidiary on or before the Closing Date, including all Taxes required to be paid in connection with such payments.
“Closing Cash” means the combined Cash balances of the Companies and the Company Subsidiary, as of the Adjustment Time, calculated in accordance with the Accounting Principles, plus an amount equal to inbound wires in transit and checks presented by any of the Companies or the Company Subsidiary for deposit but not yet credited to deposit accounts and customer deposits and minus an amount equal to outbound wires in transit and checks written by any of the Companies or the Company Subsidiary that have not yet been presented for deposit; provided, that Closing Cash shall exclude (i) any Cash not freely usable because such amounts are subject to restrictions, limitations or taxes on use or distribution by Law, Contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction, and (ii) any amounts collateralizing outstanding letters of credit or performance under contracts of the Companies or Company Subsidiary.
“Closing Indebtedness” means the combined amount of Indebtedness of the Companies and the Company Subsidiary as of the Adjustment Time (other than Indebtedness of any of the Companies or the Company Subsidiary with respect to which the obligee is any of the Companies or the Company Subsidiary) that is funded and outstanding and not paid as of the Closing and not accrued in the calculation of Net Working Capital, calculated in accordance with the Accounting Principles, and, for the avoidance of doubt, without giving effect to the transactions contemplated by this Agreement or any purchase accounting arising from the consummation of the transactions contemplated by this Agreement.
“Closing Net Working Capital” means the amount of the Net Working Capital as of the Adjustment Time.
“Closing Time” means 11:59 p.m., Central Time, on the Closing Date.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code and any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” and “Company” are defined in the Recitals to this Agreement.
“Company Subsidiary” means Advanced Flight Services, LLC, a Nevada limited liability company and wholly-owned Subsidiary of Omni.
“Company Transaction Expenses” means all expenses of the Companies, the Company Subsidiary and Sellers incurred or to be incurred prior to the Closing in connection with the preparation, execution and consummation of this Agreement, the transactions contemplated hereby to be consummated on or before the Closing Date, and the Closing, including fees and disbursements of attorneys, investment bankers, accountants and other advisors and service providers, payable by the Companies or the Company Subsidiary or Sellers pursuant to Section 13.8 and which, in each case, have not been paid as of the Adjustment Time and are not accrued in the calculation of Net Working Capital. Without limitation as to the foregoing, all investment banking fees, commissions and expenses payable or reimbursable to BDT shall be deemed to be Company Transaction Expenses.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 9, 2018, between Purchaser and BDT (on behalf of the Companies).
“Continuing Employee” is defined in Section 9.9(a).
“Contract” means any contract, lease, license, commitment, undertaking (to the extent such undertaking is enforceable by a third party) or other agreement (whether written or oral).
“Damages” means all damages, costs, losses, expenses, awards, judgments, liabilities, obligations, fines, sanctions, penalties and interest, assessments and fees (including court costs and reasonable attorneys’ fees and expenses).
“Debt Financing” is defined in Section 13.6(a).
“Debt Financing Provisions” means, collectively, Section 13.3 (Amendment and Waiver), Section 13.4 (Benefits; Binding Effect; Assignment), Section 13.5 (No Third Party Beneficiary; No Benefit Plan Amendment), and Section 13.6 (No Recourse to Debt Financing Sources; Waiver of Certain Claims).
“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the debt financing or other financing provided to Purchaser or its Affiliates in connection with the transactions contemplated hereby, including the parties to any debt commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.
“DOT” means the United States Department of Transportation, an agency of the United States Government.
“DOT Conditional Approvals” means (a) an approval letter, also known as a “comfort letter,” issued by DOT at any time prior to the Closing, tentatively affirming the post-Closing continuing fitness (under 49 U.S.C. § 41110(e)(1)) and U.S. citizenship (under 49 U.S.C. § 40102(a)(15)) of Omni, and (b) a DOT order issued under 49 U.S.C. § 40109 and exempting from 49 U.S.C. § 41105 the de facto transfer to Purchaser of the DOT-issued international operating authority of Omni or, alternatively, an order issued under 49 U.S.C. § 41105 approving the de facto transfer to Purchaser of the DOT-issued international operating authority of Omni; provided, the approval prescribed by clause (b) of this definition shall apply only to the extent DOT determines such approval is required with respect to the transactions contemplated by this Agreement.
“Engines” is defined in Section 6.26(a).
“Enterprise Value” means $845,000,000.
“Environmental, Health and Safety Laws” means all applicable Laws of any Authority concerning pollution or protection of the environment, public health and safety or employee health and safety, including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into ambient air (including indoor air), surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
“Equity Interests” is defined in the Recitals to this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Plan” is defined in Section 6.18(a).
“Escrow Agent” means Regions Bank.
“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Purchaser, the Sellers’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit B.
“Escrow Amount” means the Working Capital Escrow plus the Indemnification Escrow.
“Estimated Purchase Price Calculation Statement” is defined in Section 2.2.
“FAA” means the Federal Aviation Administration, an operating administration of DOT.
“Final Purchase Price Calculation Statement” is defined in Section 3.4(a).
“Financial Statements” is defined in Section 6.9.
“Forward-Looking Statements” is defined in Section 9.4(a).
“Fraud” means, with respect to any party hereto, an actual fraud by such party, which involves a knowing and intentional misrepresentation of a material fact, with the express intent of inducing any other party hereto to enter into this Agreement and upon which such party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or similar theory) under applicable Law.
“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time consistently applied throughout the specified period and in the immediately prior comparable period.
“Government Contracts” is defined in Section 6.21(b).
“Guarantees” means the Guarantees, dated as of the Closing Date, substantially in the forms attached hereto as Exhibits C, D and E.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto
“Immediate Family Member” means with respect to a Person who is a natural person, (a) his or her spouse or domestic partner and lineal descendants (whether or not adopted) and (b) any entity in which the legal and beneficial owners include only such Person and any other Person or Persons listed in clause (a).
“Indebtedness” as applied to any Person means (without duplication) (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (e) all obligations under leases which have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of bankers’ acceptances or letters of credit (to the extent drawn), (g) customer deposits and cash received for future services not yet performed that are recorded as a liability, (h) all interest, fees, prepayment premiums and other expenses owed with respect to any indebtedness, liabilities and/or obligations of any of the types referred to above, and (i) all indebtedness, liabilities and/or obligations of any of the types referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, however, that Indebtedness does not include any letter of credit, corporate guarantee, pledge, bond or similar arrangement running solely to the account of or for the benefit of the Companies or the Company Subsidiary.
“Indemnification Escrow” means $15,000,000.
“Indemnified Person” is defined in Section 10.3(a).
“Indemnifying Party” is defined in Section 10.3(a)

“Independent Accounting Firm” is defined in Section 3.4(b).
“Insurance Policies” is defined in Section 6.14.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, registered or unregistered: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) internet domain name registrations; (f) supplemental type certificates; and (g) other intellectual property and related proprietary rights, interests, inventions, non-confidential know-how and protections.
“Interim Financial Statements” is defined in Section 6.9.
“IRS” means the Internal Revenue Service.
“Key Customers” is defined in Section 7.1.
“Knowledge” means: (a) with respect to Purchaser, the knowledge of Joseph C. Hete, Quint O. Turner and W. Joseph Payne, and (b) with respect to Sellers, the knowledge of Jeffrey C. Crippen, Patricia Frank, Daniel Orcutt, Robert D. Rose, David Ferrell and Shonda C. Fisher. Each such individual will be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of the fact or matter or would have become actually aware of such fact or matter through reasonable inquiry.
“Law” means any constitution, treaty, law, statute, code, rule, regulation, ordinance, common law and any other pronouncement having the effect of Law of any Authority, including any Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing.
“Leased Real Property” is defined in Section 6.12.
“Legal Proceeding(s)” means any judicial, administrative or arbitral action (at law or in equity), suit, claim, hearing, inquiry, investigation, charge, complaint, audit, notice, demand or proceeding by or before an Authority.
“Liability” or “Liabilities” means any debt, liability, claim, loss, damage, fine, penalty, expense, deficiency, commitment or obligation of whatever kind or nature (whether known or unknown, whether fixed or unfixed, whether liquidated or unliquidated, whether secured or unsecured, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due or otherwise), including any liabilities for Taxes.
“Lien” means any mortgage, deed of trust, security interest, lien, pledge, charge, encumbrance, license, claim, lease, restraint on title, spousal interest, transfer restriction, voting trust agreement, right of first refusal, easement or other claim.
“Material Adverse Effect” means any event, circumstance, effect, state of facts or change that, individually or in the aggregate with all other events, circumstances, effects, states of fact or changes, has or is reasonably likely to (i) have a materially adverse effect on the business, condition (financial or otherwise), results of operations, business or assets of the Companies and the Company Subsidiary (taken as a whole) (ii) materially impair the ability of the Companies and the Company Subsidiary (taken as a whole) to own, hold and/or operate their assets or (iii) materially impair the ability of Sellers or any of them to timely consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following (or the effects thereof) shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions not peculiar to the Companies or the Company Subsidiary, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, including any such attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in, or circumstances or effects arising from or relating to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, (vi) the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (vii) the taking of any action contemplated by this Agreement or any of the other Transaction Documents; and (b) any adverse change in or effect on the business of any of the Companies or the Company Subsidiary that is timely cured by the Companies, the Company Subsidiary or Sellers prior to the Closing Date.
“Material Contract” means any Contract or group of related Contracts (including any amendments thereto), for which the underlying term (if any) has not expired, and which is not terminable by the Companies or the Company Subsidiary on 90 days’ notice or less without expense or penalty, to which any of the Companies or the Company Subsidiary is a party (other than those which are solely between or among the Companies and/or the Company Subsidiary) and which:
(a)    relates to Indebtedness or is a letter of credit or similar arrangement running to the account of or for the benefit of any of the Companies or the Company Subsidiary;
(b)    relates to the purchase or sale of materials, supplies, merchandise, machinery, equipment or parts (excluding contracts made in the Ordinary Course of Business or that do not require expenditures or result in sales in excess of $25,000 annually);
(c)    is an employment, severance or consulting agreement between any of the Companies or the Company Subsidiary and any of its respective officers, managers, or other employees or consultants of such Company or such Subsidiary who are entitled to compensation thereunder in excess of $100,000 per year;

(d)    is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property, in each case requiring aggregate payments in excess of $250,000;
(e)    is a collective bargaining agreement with any labor organization, union or association to which any of the Companies or the Company Subsidiary is a party;
(f)    is an agreement with any Seller or any of his, her or its Affiliates (other than any of the Companies or the Company Subsidiary).
(g)    is a Contract with any officer, manager, director or Affiliate of any of the Companies or the Company Subsidiary;
(h)    is a Contract that requires any of the Companies or the Company Subsidiary to make any payment to any Person or to extend any benefits to any Person as a result of the transactions contemplated by this Agreement;
(i)    is a Contract that grants any Person a power of attorney or similar grant of agency executed by any of the Companies or the Company Subsidiary (other than any Contract executed by any of the Companies or the Company Subsidiary that grants such power of attorney or agency to another of the Companies or the Company Subsidiary);
(j)    is a Contract that is reasonably expected to call for any payments by or on behalf of any of the Companies or the Company Subsidiary, individually or in the aggregate, in excess of $500,000 after the date of this Agreement;
(k)    is a Contract that grants any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any right, assets, property or service of any of the Companies or the Company Subsidiary;
(l)    is a Contract pursuant to which any of the Companies or the Company Subsidiary grants a license to any third party to use any material Intellectual Property of any of the Companies or the Company Subsidiary;
(m)     is a Contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, including commodities, currencies, interest rates, foreign currency and other indices;
(n)    is a Contract that includes or provides for “most favored nation” terms (whether in terms of pricing or otherwise) for the benefit of any other Person;
(o)     is a Contract with “take or pay” provisions or “requirements” provisions committing a Person to provide the quantity of goods or services required by another Person or requiring a Person to purchase all or a given portion of its requirements from another Person;

(p)    is a Contract that grants a Lien or restricts the granting of Liens on any material property or asset of any of the Companies or the Company Subsidiary;
(q)    is a Contract relating to the lease, rental or use of real property, aircraft, equipment, vehicles, other personal property or fixtures, except for any Contract individually involving payment of aggregate annual rentals or sums of less than $100,000;
(r)    is a Contract (A) restricting any of the Companies or the Company Subsidiary from engaging in any line of business or competing with any Person or in any geographical area; (B) restricting any of the Companies or the Company Subsidiary from soliciting any Person to be an employee of such company; or (C) that imposes any confidentiality requirements on any of the Companies other than any such Contract that was executed in the Ordinary Course of Business;
(s)    is a Contract with any of the three largest customers of the Companies and the Company Subsidiary (taken as a whole) as of the date hereof, based on revenues over the 12-month period ended on August 31, 2018;
(t)    is a Contract relating to any joint venture or partnership or any Contract involving the sharing of profits, losses, costs or liabilities, or any Contract concerning the ownership of or investments in any Person;
(u)    is a Contract involving the settlement, release, compromise or waiver of any material rights, duties or Liabilities outside the Ordinary Course of Business pursuant to which any of the Companies or the Company Subsidiary has material ongoing obligations or liabilities;
(v)    is a Contract with any Authority;
(w)    is a Contract that, outside the Ordinary Course of Business, contains or provides for an undertaking to (A) indemnify or hold harmless another Person or (B) pay any material penalty in the event of any failure to perform or late performance of such Contract;
(x)    is a Contract under which any of the Companies or the Company Subsidiary is required to pay royalties or similar payments to any third-party Person;
(y)     is a Contract that requires a letter of credit, performance bond or payment bond outside of the Ordinary Course of Business; or
(z)    is a Contract under which, as a result of the execution and performance of this Agreement (i) a payment (including a Closing Bonus Payment) (whether of severance pay or otherwise) will become due from any of the Companies or the Company Subsidiary to any Seller or any of its Affiliates or any current or former officer, employee, manager, director or consultant (or dependents of such Person) of any of the Companies or the Company Subsidiary or (ii) the time of payment or vesting of any amount of compensation due to any Seller or any such current or former officer, employee, manager, director or consultant (or dependents of such Person) will be increased or accelerated.
“Materials of Environmental Concern” means any hazardous waste, as defined by 42 U.S.C. section 6903(5), any hazardous substance as defined by 42 U.S.C. section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. section 9601(33), any toxic substance, oil or hazardous material, or any other chemical or substance regulated by any Environmental, Health and Safety Laws.
“Most Recent Balance Sheet” is defined in Section 6.9.
“Multiemployer Plan” has the meaning set forth in ERISA section 3(37).
“Net Working Capital” means the difference between (a) all current assets of the Companies and the Company Subsidiary and (b) all current liabilities of the Companies and the Company Subsidiary, in each case, calculated in accordance with the Accounting Principles, as of the Adjustment Time. Attached hereto as Exhibit A-2, for illustrative purposes only, is the calculation of Net Working Capital as if Closing had occurred on July 31, 2018. For the avoidance of doubt, Net Working Capital shall not include any amounts included in Closing Cash, Closing Indebtedness or Company Transaction Expenses.
“Net Working Capital Adjustment” means (a) if the amount of the Closing Net Working Capital is less than the Target Net Working Capital, a reduction to the Aggregate Purchase Price equal to the amount of such deficiency; and (b) if the amount of the Closing Net Working Capital is greater than the Target Net Working Capital, an increase to the Aggregate Purchase Price equal to the amount of such excess.
“Non-ERISA Plan” is defined in Section 6.18(a).
“OAL” is defined in the Recitals to this Agreement.
“OAL Interest” is defined in Section 6.7(b).
“Omni” is defined in the Recitals to this Agreement.
“Omni Interest” is defined in Section 6.7(a).
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of any Authority.
“Ordinary Course of Business” means the ordinary course of business of the Companies and the Company Subsidiary consistent with the past custom and practice of the Companies and the Company Subsidiary in the operation of their respective businesses through the date hereof and in a manner, amount and frequency consistent with past practice and experience.
“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating or limited liability company agreement of a limited liability company, (c) the agreement of general or limited partnership of a partnership, (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (e) any amendment to or restatement of any of the foregoing. For purposes of this Agreement: the Organizational Documents of Omni include the Articles of Organization of Omni, dated as of July 22, 2016, and the Operating Agreement of Omni, dated as of July 22, 2016; the Organizational Documents of OAL include the Articles of Organization of OAL, dated as of November 15, 2005, and the Amended and Restated Operating Agreement of OAL, dated as of September 5, 2018; the Organizational Documents of T7 include the Articles of Organization of T7, dated as of January 11, 2011, and the Amended and Restated Operating Agreement of T7, dated as of September 5, 2018; and the Organizational Documents of the Company Subsidiary include the Articles of Organization of Company Subsidiary, dated as of June 5, 2015 and the Operating Agreement of the Company Subsidiary, dated as of December 1, 2015.
“Permits” means all governmental licenses, permits, approvals, registrations, certificates, exemptions, operations specifications, deviations, consents, bonds, authorizations and qualification filings with all Authorities in connection with the operation of the business or ownership of the assets of any of the Companies or the Company Subsidiary, including those required by DOT, FAA, the Transportation Security Administration, the Federal Communications Commission, the Department of Agriculture, Customs and Border Protection, any foreign civil aviation authority and any other U.S. (federal, state or local) or foreign Authority with jurisdiction over the Companies or the Company Subsidiary.
“Permitted Liens” means (a) the Liens set forth on Schedule 6.11 or Schedule 6.12 or those specifically identified in the Financial Statements, (b) statutory Liens for Taxes, assessments and other governmental charges that are not yet due and payable, (c) Liens arising under original purchase price conditional sales contracts and equipment leases (other than capital leases) with third parties to which a Company or the Company Subsidiary is a party and which have been identified as Material Contracts, (d) easements, covenants, conditions and restrictions of record, as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the current use or occupancy of the affected property, (e) any zoning or other governmentally established restrictions or encumbrances that are not violated by the current use or occupancy of the affected property and that do not materially interfere with the use of the affected property, (f) pledges or deposits to secure obligations under workers’ or unemployment compensation Laws or similar legislation or to secure public or statutory obligations, (g) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising or incurred in the Ordinary Course of Business securing amounts which are not overdue for a period of more than 30 days, (h) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs, and (i) other imperfections of title, licenses or encumbrances, if any, which do not, individually or in the aggregate, materially impair the value or the continued use and operation of the assets to which they relate in the conduct of the business of the Companies or the Company Subsidiary as presently conducted.
“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, other entity, trust or government, or any agency or political subdivision of any government.

“Post-Closing Tax Period” means any Tax Period (or portion thereof) beginning after the Closing Date.
“Pre-Closing Straddle Period” is defined in Section 11.3(b).
“Pre-Closing Tax Period” means any Tax Period (or portion thereof) ending on or before the Closing Date.
“Purchase Price Allocation” is defined in Section 2.3(b).
“Purchaser” is defined in the preamble of this Agreement.
“Purchaser Benefit Plans” is defined in Section 9.9(b).
“Purchaser Indemnitee(s)” means Purchaser and its Affiliates and their respective officers and directors and, following the Closing, the Companies and the Company Subsidiary, and each of their respective directors, managers, members, officers and Affiliates, and successors and permitted assigns, as the case may be.
“Purchaser’s Calculations” is defined in Section 3.4(a).
“Realty Lease” is defined in Section 6.12(a).
“Remaining Disputed Items” is defined in Section 3.4(b).
“Representative(s)” of any Seller, any Company, the Company Subsidiary or Purchaser shall mean such Person’s respective officers, directors, managers, employees, partners, trustees, lenders, investment bankers, consultants, attorneys, accountants, agents and other representatives.
“Required Consents” is defined in Section 6.5.
“Return(s)” means any return, declaration (including any declaration of estimated Taxes), report, claim for refund, or information return or statement relating to Taxes with respect to any income, assets or properties of any of the Companies or the Company Subsidiary, including any schedule or attachment thereto.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Seller(s)” is defined in the preamble of this Agreement.
“Seller Affiliates” is defined in Section 6.22.
“Seller Indemnitee(s)” means Sellers and their respective directors, stockholders, members, managers, officers, Affiliates (other than the Companies and the Company Subsidiary after the Closing), equity owners (including any such equity owners’ trustees and trust beneficiaries, as applicable), and their respective successors and permitted assigns, as the case may be.
“Sellers’ Calculations” is defined in Section 3.4(b).
“Sellers’ Representative” is defined in Section 14.1.
“Sellers’ Schedule” is defined in the preamble of this Agreement.
“Straddle Period” is defined in Section 11.2.
“Subsidiary” means, with respect to any Person, each other Person (other than a natural person) of which the Person owns, beneficially and of record, securities or interests representing 50 percent or more of the aggregate ordinary voting power (without regard to the occurrence of any contingencies affecting voting power).
“Subsidiary Units” is defined in Section 6.7(d).
“Survival Date” shall mean the dates on which the representations, warranties, covenants and agreements of the parties hereto set forth in this Agreement expire as specified in Section 10.1.
“T7” is defined in the Recitals to this Agreement.
“T7 Interest” is defined in Section 6.7(c).
“Target Net Working Capital” means the amount of $4,000,000.
“Tax(es)” means (a) any and all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, business license taxes, occupation taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, (b) liability for any such item described in clause (a) that is imposed by reason of U.S. Treasury Regulation section 1.1502‑6 or similar provisions of Law, and (c) liability for any such item described in clause (a) imposed on any transferee or indemnitor, by contract or otherwise.
“Tax Authority” means any federal, state, local, or foreign Tax service, agency, office, commission, department, bureau or similar organization, including any court, tribunal, or similar judicial agency, with regulatory authority to assess, assert or otherwise impose Tax adjustments or collect unpaid Taxes of any Person.
“Tax Claim” is defined in Section 11.5(a).
“Tax Contest” is defined in Section 11.5(b).

“Tax Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable Law.
“Termination Date” is defined in Section 12.1(b).
“Third Party Claim” is defined in Section 10.3(a).
“Transaction Documents” means this Agreement, the Escrow Agreement and the Guarantees.
“VAT” means any value added or similar Tax.
“Working Capital Escrow” means $3,000,000.
1.2    Interpretation. As used in this Agreement, the word “including” means including without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and the like refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein to: (a) Articles, Sections, Schedules and Exhibits mean the Articles and Sections of and the Schedules and Exhibits to this Agreement, (b) an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement, and (c) a statute means such statute as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Companies’ or the Company Subsidiary’s industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars.

ARTICLE II
PURCHASE AND SALE OF EQUITY INTERESTS
2.1    Purchase and Sale of Equity Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, the Equity Interests.
2.2    Estimated Purchase Price Calculation Statement. Not later than two Business Days prior to the Closing, the Sellers’ Representative shall deliver to Purchaser a written statement (the “Estimated Purchase Price Calculation Statement”) setting forth (a) Sellers’ good faith estimate (as of the Closing Date) of (i) the amount of the Closing Cash, (ii) the amount of the Closing Indebtedness, (iii) the amount of the Company Transaction Expenses, (iv) the amount of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto; and (v) the amount of the Closing Bonus Payments; and (b) the calculation of the estimated Aggregate Purchase Price based thereon. Schedule 2.2 sets forth the format for the calculation of the amounts described in this Section 2.2 and the payments to be made pursuant to Section 3.3(b). The Estimated Purchase Price Calculation Statement shall be prepared in accordance with the terms of (including definitions contained in) this Agreement and the Accounting Principles. The Seller’s Representative shall provide Purchaser with a draft of the Estimated Purchase Price Calculation Statement at least five Business Days prior to the Closing and shall give Purchaser an opportunity to discuss it with the Sellers’ Representative before it is finalized.
2.3    Tax Characterization; Purchase Price Allocation.
(a)    The parties hereto acknowledge and agree that, pursuant to IRS Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2, the purchase of the Equity Interests with respect to OAL and T7 pursuant hereto will be treated for federal income tax purposes (i) with respect to Sellers, as a sale of such Equity Interests by Sellers in exchange for the portion of the Aggregate Purchase Price allocated to OAL and T7 (and the relief of related partnership liabilities), and (ii) with respect to Purchaser, as a liquidating distribution of partnership assets and liabilities to Sellers, immediately followed by Purchaser’s purchase of former partnership assets from Sellers in exchange for the portion of the Aggregate Purchase Price allocated to OAL and T7 (and the assumption of former related partnership liabilities). As a result of such purchase and sale, the status of OAL and T7 as partnerships for federal income tax purposes will terminate under section 708(b)(1)(A) of the Code. The parties further acknowledge and agree that the purchase of the Equity Interests with respect to Omni will be treated for federal income tax purposes as a purchase and sale of the assets of Omni and of the assets of the Company Subsidiary, subject to the liabilities of Omni and the Company Subsidiary. None of the Parties shall take any position for income tax purposes that is inconsistent with the tax treatment described in this Section 2.3(a).
(b)    The Aggregate Purchase Price shall be allocated among Sellers as set forth on Schedule 2.3. The Aggregate Purchase Price shall be allocated among the Companies’ assets, for purposes of section 1060 of the Code (and any similar provision of Law, as applicable), as determined collaboratively by the parties hereto (the

“Purchase Price Allocation”). Any Net Working Capital Adjustment pursuant to Section 3.4 shall be allocated in a manner consistent with the Purchase Price Allocation. The Purchase Price Allocation shall be binding on Purchaser and Sellers, and Purchaser and Sellers shall report, act and file Returns (including IRS Form 8594) in all respects and for all purposes consistent with such allocation. Neither Purchaser nor any Seller shall take any position in any Return (including any amendment thereto) that is inconsistent with the Purchase Price Allocation; provided, however, that with respect to each disbursement from the Escrow Amount to the Sellers’ Representative, interest shall be imputed on such amount, as required by section 483 or 1274 of the Code.
ARTICLE III
CLOSING; POST‑CLOSING PURCHASE PRICE TRUE‑UP
3.1    Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on a date to be mutually agreed upon by Purchaser and the Sellers’ Representative (the “Closing Date”), which date shall be no later than the third Business Day after all of the conditions set forth in Article VIII have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing). Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.
3.2    Payment of Closing Indebtedness, Company Transaction Expenses and Closing Bonus Payments. At the Closing, Purchaser shall pay and discharge (or cause to be paid and discharged), on behalf of the Companies and the Company Subsidiary, (i) all Closing Indebtedness (other than any Indebtedness to remain outstanding as set forth on Schedule 3.2, any of which the Sellers’ Representative may designate as Indebtedness that will instead be paid and discharged by Purchaser on behalf of the Companies and the Company Subsidiary at the Closing by including such amount on the Estimated Purchase Price Calculation Statement), (ii) all Company Transaction Expenses evidenced on the Estimated Purchase Price Calculation Statement and (iii) all Closing Bonus Payments evidenced on the Estimated Purchase Price Calculation Statement (to the extent not already paid) by wire transfer of immediately available funds pursuant to written instructions provided to Purchaser by the Sellers’ Representative concurrently with the delivery of the Estimated Purchase Price Calculation Statement. On or before the Closing Date, the Sellers’ Representative will provide Purchaser with customary pay-off letters from all holders of Closing Indebtedness to be so paid, and will make arrangements reasonably satisfactory to Purchaser for such holders to provide to Purchaser recordable form Lien releases and other documents reasonably requested by Purchaser simultaneously with or promptly following the Closing. The parties hereto acknowledge that the Company Transaction Expenses are obligations of the Companies or the Company Subsidiary, as the case may be, incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of Purchaser. Payment of such Company Transaction Expenses by Purchaser on behalf of the Companies and the Company Subsidiary on the Closing Date is being made for convenience only.

3.3    Closing Transactions.
(a)    Delivery of Equity Interests. At the Closing, Sellers shall deliver to Purchaser, free and clear of any Lien, duly executed assignments of the Equity Interests (none of which are certificated) in forms reasonably satisfactory to Purchaser.
(b)    Aggregate Purchase Price Funds Flow. At the Closing, Purchaser shall pay or cause to be paid:
(i)    the amount of the estimated Aggregate Purchase Price, as set forth on the Estimated Purchase Price Calculation Statement, less the Escrow Amount, to Sellers, in the amounts set forth on Schedule 2.3, by wire transfer of immediately available funds to the accounts designated by the Sellers’ Representative;
(ii)    the Escrow Amount, into an escrow account established pursuant to the terms of the Escrow Agreement, by wire transfer of immediately available funds, pursuant to wire transfer instructions delivered to Purchaser by the Escrow Agent, for the purpose of securing the obligations of Sellers pursuant to Section 3.4 and Article X;
(iii)    the Closing Indebtedness, pursuant to Section 3.2;
(iv)    the Company Transaction Expenses, pursuant to Section 3.2.
(v)    the Closing Bonus Payments, pursuant to Section 3.2.
(c)    Other Closing Deliveries.
(i)    By Sellers.
(A)    Sellers shall deliver to Purchaser recordable Lien releases with respect to any outstanding Liens or UCC filings against or relating to (i) the Equity Interests, or (ii) any assets of the Companies or the Company Subsidiary (other than any Permitted Liens).
(B)    the Sellers’ Representative shall execute and deliver to Purchaser and the Escrow Agent the Escrow Agreement.
(C)    Sellers or the Sellers’ Representative shall deliver to Purchaser the certificate referred to in Section 8.2(d).
(D)    Sellers shall deliver to Purchaser a non-foreign affidavit of each Seller dated as of the Closing Date and in form and substance required under the U.S. Treasury Regulations issued pursuant to section 1445 of the Code to exempt Purchaser from withholding with respect to any amount paid by Purchaser at the Closing.

(E)    Sellers or the Sellers’ Representative shall deliver to Purchaser such other documents as Purchaser may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.
(ii)    By Purchaser.
(A)    Purchaser shall execute and deliver to the Sellers’ Representative and the Escrow Agent the Escrow Agreement.
(B)    Purchaser shall deliver to Sellers or the Sellers’ Representative the certificate referred to in Section 8.3(c).
(C)    Purchaser shall deliver to Sellers or the Sellers’ Representative such other documents as the Sellers’ Representative may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.
3.4    Post-Closing Purchase Price True-Up.
(a)    Final Purchase Price Calculation Statement. Within 60 days after the Closing Date, Purchaser shall prepare, at Purchaser’s expense, and deliver to the Sellers’ Representative, a written statement setting forth Purchaser’s calculations of the amount of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto (the “Final Purchase Price Calculation Statement”), which calculations shall be made in accordance with GAAP applied on a basis consistent with the Most Recent Balance Sheet and the Accounting Principles (“Purchaser’s Calculations”). The Final Purchase Price Calculation Statement shall contain a recalculation of the Aggregate Purchase Price based on the amount of the Net Working Capital Adjustment and using only information known or knowable as of the Closing Date and not taking into account events occurring after the Closing Date. The parties hereto acknowledge and agree that no adjustments shall be made to the Target Net Working Capital.
(b)    Disputes as to Purchase Price Calculations. Within 30 days after his receipt of the Final Purchase Price Calculation Statement, the Sellers’ Representative shall notify Purchaser in writing of his agreement or disagreement with the Final Purchase Price Calculation Statement and any of Purchaser’s Calculations (and, during such 30-day period, Purchaser shall grant to the Sellers’ Representative and his accountants reasonable access to all work papers, facilities, schedules and calculations used in the preparation of the Final Purchase Price Calculation Statement and/or Purchaser’s Calculations). If the Sellers’ Representative disputes any aspect of the Final Purchase Price Calculation Statement or any of Purchaser’s Calculations, the Sellers’ Representative shall so notify Purchaser within such 30-day period, and the Sellers’ Representative shall have the right, and shall have the right to direct his accountants, to review and verify the accuracy of the Final Purchase Price Calculation Statement. If the Sellers’ Representative does not dispute any aspect of the Final Purchase Price

Calculation Statement or any of Purchaser’s Calculations within such 30-day period, then the Final Purchase Price Calculation Statement and Purchaser’s Calculations set forth therein shall be conclusive and binding upon Purchaser and Sellers. In the event of a dispute, the Sellers’ Representative and, at his option, his accountants shall complete their review and verification of the Final Purchase Price Calculation Statement within 60 days after the Sellers’ Representative’s receipt thereof and, if the Sellers’ Representative or his accountants, after such review and verification, still disagree with Purchaser’s Calculations, the Sellers’ Representative shall submit his proposed alternative calculations (“Sellers’ Calculations”) of the amount of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto to Purchaser in writing within 65 days after the Sellers’ Representative’s receipt of the Final Purchase Price Calculation Statement. If Purchaser does not reject Sellers’ Calculations by written notice given to the Sellers’ Representative within 30 days after Purchaser’s receipt of Sellers’ Calculations, then the Final Purchase Price Calculation Statement and Purchaser’s Calculations contained therein, as modified by Sellers’ Calculations, shall be conclusive and binding upon Purchaser and Sellers. If Purchaser rejects Sellers’ Calculations by written notice given to the Sellers’ Representative within 30 days after Purchaser’s receipt of Sellers’ Calculations, then, at the request of either Purchaser or the Sellers’ Representative, the Sellers’ Representative and Purchaser shall engage PricewaterhouseCoopers (the “Independent Accounting Firm”) to resolve the remaining disputed items (the “Remaining Disputed Items”) by conducting the Independent Accounting Firm’s own review and verification of the Final Purchase Price Calculation Statement, and thereafter selecting either Sellers’ Calculations of the Remaining Disputed Items or Purchaser’s Calculations of the Remaining Disputed Items or an amount in between the two. For purposes of the review by the Independent Accounting Firm, the Independent Accounting Firm shall make its determination based solely on presentations and supporting material provided by Purchaser and the Sellers’ Representative and not pursuant to any independent review. Sellers and Purchaser shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. Purchaser and the Sellers’ Representative shall execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms. Sellers (in accordance with their respective Allocable Portions) and Purchaser shall each pay their own costs and expenses incurred under this Section 3.4(b). The costs and expenses of the Independent Accounting Firm (the “Accounting Fees”) shall be allocated between Purchaser, on the one hand, and the Sellers’ Representative, on the other hand, as follows: a portion of the Accounting Fees equal to the product of the Accounting Fees and a fraction, the numerator of which is the aggregate dollar amount of the Remaining Disputed Items resolved by the Independent Accounting Firm in favor of Purchaser and the denominator of which is the aggregate dollar amount of all Remaining Disputed Items submitted to the Independent Accounting Firm for resolution, shall be allocated to the Sellers’ Representative, and the remainder shall be allocated to Purchaser (in each case as finally determined by the Independent Accounting Firm).
(c)    Payment After Recalculation. Upon the final determination, in accordance with Section 3.4(b), of the Final Purchase Price Calculation Statement and the final calculations of the amounts of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto, the Aggregate Purchase Price shall be recalculated using such finally determined amounts in lieu of the estimates of such amounts used in the calculation of the estimated Aggregate Purchase Price paid at the Closing.
(i)    If the Aggregate Purchase Price, as recalculated pursuant to this Section 3.4(c), is greater than such estimated Aggregate Purchase Price, then Purchaser shall pay or cause to be paid to the Sellers’ Representative the amount of any such excess, for distribution to Sellers in accordance with their respective Allocable Portions thereof.
(ii)    If the Aggregate Purchase Price, as recalculated pursuant to this Section 3.4(c), is equal to such estimated Aggregate Purchase Price, then no further payment shall be payable by Purchaser or any Seller under this Section 3.4(c).
(iii)    If the Aggregate Purchase Price, as recalculated pursuant to this Section 3.4(c), is less than such estimated Aggregate Purchase Price, then Sellers shall, in accordance with their respective Allocable Portions, pay or cause to be paid to Purchaser the amount of such deficiency; provided, that, to the extent of available funds in the Working Capital Escrow, the Sellers’ Representative shall direct the Escrow Agent to pay the amount of any such deficiency from the Working Capital Escrow in accordance with Sellers’ respective Allocable Portions, the terms of this Agreement and the Escrow Agreement.
(iv)    Any payment made pursuant to this Section 3.4(c) shall be made by wire transfer of immediately available funds no later than three Business Days after the final determination referred to in the first sentence of this Section 3.4(c) and shall be deemed to be adjustments to the Aggregate Purchase Price for all purposes, including Tax purposes.
3.5    Escrow Amount; Escrow Fees.
(a)    The Working Capital Escrow shall be available for any Net Working Capital Adjustment required to be paid by Sellers pursuant to Section 3.4(c)(iii) and any expenses to be paid by Sellers as contemplated by Section 13.8. After any such amounts have been paid from the Working Capital Escrow, the remainder of the Working Capital Escrow shall be distributed to the Sellers’ Representative as soon as reasonably practicable for distribution to Sellers in accordance with their respective Allocable Portions.
(b)    The Indemnification Escrow shall be available for any obligation owed by Sellers to Purchaser Indemnitees pursuant to Article X. After any such amounts have been paid from the Indemnification Escrow, the remainder of the Escrow Amount shall be distributed to the Sellers’ Representative as soon as reasonably practicable for distribution to Sellers in accordance with their respective Allocable Portions.
(c)    Each disbursement from the Escrow Amount to the Sellers’ Representative shall include all interest accrued on the entire balance of the Escrow

Amount through the close of business on the second Business Day preceding the date of such disbursement. All income on the Escrow Amount shall be treated as earned by Sellers and shall be so reported for all Tax purposes.
(d)    The Escrow Amount shall be invested, maintained and disbursed in accordance with the terms and conditions of the Escrow Agreement and this Agreement. One-half of the fees and expenses of the Escrow Agent with respect to the Escrow Agreement shall be paid by Purchaser and one-half of such fees and expenses shall be paid out of the Escrow Amount in accordance with Sellers’ respective Allocable Portions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
To induce Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Sellers as follows:
4.1    Organization; Standing; Citizenship. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is not in default under or in violation of its Organizational Documents. Purchaser is a Citizen of the United States within the meaning of 49 U.S.C. § 40102(a)(15), as interpreted by DOT (“Citizen of the United States”).
4.2    Authority; Authorization; Enforceability. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and under each such other Transaction Document, and to consummate the transactions contemplated by this Agreement and each such other Transaction Document. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement and each other Transaction Document to which Purchaser is a party are, or upon their execution and delivery will be, valid and binding obligations of Purchaser enforceable against it in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.
4.3    Noncontravention. Neither the execution, delivery or performance by Purchaser of this Agreement or any other Transaction Document to which it is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof will (a) violate, or result in the violation of, the Organizational Documents of Purchaser or any resolutions adopted by board of directors of Purchaser, (b) violate any Law, order, judgment, injunction, stipulation, award or decree of any Authority, in each case applicable to Purchaser or its assets or properties, or (c) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of Purchaser pursuant to, any instrument or agreement to which Purchaser is a party or by which Purchaser or its properties may be bound or affected, except, in each case, where the violation, conflict, breach, default or failure to obtain consent would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.
4.4    Approvals; Claims or Legal Proceedings. Except for such filings as may be required under the HSR Act or to obtain the DOT Conditional Approvals and except as set forth on Schedule 4.4: (a) no filing with, and no permit, authorization, consent or approval of, any Authority or other Person is necessary for the consummation by Purchaser of the transactions contemplated hereby; and (b) there are no actions, suits, claims or proceedings which are pending or, to the Knowledge of Purchaser, threatened against Purchaser, and there are no outstanding Orders, judgments, injunctions, stipulations, awards or decrees of any Authority against Purchaser, or any of its assets or properties, which prohibit or enjoin the consummation of, or adversely affect Purchaser’s ability to timely consummate, the transactions contemplated hereby.
4.5    Brokers. Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.
4.6    Securities Act. Purchaser is acquiring the Equity Interests hereunder solely for the purpose of investment and not with a view to, or in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities Law. Purchaser acknowledges that the Equity Interests are not registered under the Securities Act or any applicable state securities Law, and that the Equity Interests may not be sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable.
4.7    Availability of Funds. Purchaser and its Affiliates will have sufficient cash, available lines of credit or other sources of immediately available funds to enable Purchaser to pay the full Aggregate Purchase Price at the Closing and to make the other payments payable at the Closing hereunder, and to make all other necessary payments by it in connection with the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Each Seller, solely for itself, represents and warrants to Purchaser as follows:
5.1    Execution and Delivery; Valid and Binding Agreements. This Agreement has been duly executed and delivered by such Seller, and, assuming that this Agreement is the valid and binding agreement of Purchaser and each other Seller, this Agreement constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity. Upon execution and delivery thereof by other parties thereto, assuming that such other Transaction Documents are the valid and binding agreement of each of the other parties thereto, each of the other Transaction Documents to which such Seller is a party will constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.
5.2    Authority; Organization. Such Seller has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the other Transaction Documents to which such Seller is or will be a party, to perform such Seller’s obligations hereunder and thereunder (including all right, power, capacity and authority to sell, transfer and convey the Equity Interests held by such Seller, as provided by this Agreement, subject only to applicable federal and state securities Laws) and to consummate the transactions contemplated by this Agreement and each such Transaction Document. The execution and delivery of this Agreement and each of the other Transaction Documents to which such Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of such Seller and no other action or proceedings, including, as applicable, any corporate or limited liability company action or proceedings, on the part of such Seller are necessary to approve this Agreement or any of the other Transaction Documents to which such Seller is a party or to consummate the transactions contemplated hereby and thereby.
5.3    Noncontravention. Except as set forth on Schedule 5.3, neither the execution, delivery or performance by such Seller of this Agreement or any other Transaction Document to which such Seller is or will be a party, nor the consummation by such Seller of the transactions contemplated hereby or thereby, nor compliance by such Seller with any of the provisions hereof or thereof, will (a) violate, or result in the violation of, the Organizational Documents of such Seller or any resolutions adopted by the stockholders, members, board of directors, board of managers or other governing body of such Seller, as applicable; (b) violate any Law, Order, judgment, injunction, stipulation, award or decree of any Authority, in each case applicable to such Seller or such Seller’s assets or properties; or (c) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under any agreement or instrument to which such Seller is bound or is a party, or by which any of such Seller’s properties or assets (including the Equity Interests) may be bound or affected, or which would adversely affect the Equity Interests or the ability of such Seller to consummate the transactions contemplated hereunder.
5.4    Approvals. Except for such filings as may be required under the HSR Act or to obtain the DOT Conditional Approvals and except as set forth on Schedule 5.4, no filing with or notice to, and no permit, authorization, consent, exemption, order or approval of, any Authority or other Person is necessary for execution and delivery by such Seller of this Agreement and any of the other Transaction Documents to which such Seller is or will be a party or the consummation by such Seller of the transactions contemplated hereby and thereby.
5.5    Ownership of the Equity Interests. Such Seller is the sole record and beneficial owner of the Equity Interests as set forth opposite such Seller’s name on the Sellers’ Schedule, free and clear of all Liens, and such Seller has not assigned, transferred or conveyed any interest therein to any third Person. At the Closing, such Seller shall transfer to Purchaser good title to the Equity Interests as set forth opposite such Seller’s name on the Sellers’ Schedule, free and clear of any Liens, other than applicable federal and state securities Laws. The Equity Interests set forth opposite such Seller’s name on the Sellers’ Schedule constitute all of the securities and interests of any nature in each of the Companies or the Company Subsidiary that are owned by such Seller.
5.6    Litigation. There are no actions, suits or proceedings pending or threatened in writing against such Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or other Authority. Such Seller is not subject to any outstanding judgment, Order or decree of any court or other Authority that could adversely affect the Equity Interest of such Seller or Seller’s ownership interest in such Equity Interest or that could reasonably be expected to prevent or interfere with or delay such Seller’s ability to perform such Seller’s obligations hereunder.
5.7    Brokers. There are no claims by or obligations to any Person for brokerage commissions, finder’s fees, agent’s commissions or like payments for which such Seller is obligated or liable in connection with this Agreement or the transactions contemplated thereby.
5.8    Member Agreements. Except as set forth on Schedule 5.8, there are no commitments, undertakings, understandings, proxies or other restrictions to which such Seller is a party or to which the Equity Interests owned by such Seller are subject which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of such Equity Interests by such Seller or any other Person.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES AND THE COMPANY SUBSIDIARY
To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers (on a several and not on a joint and several basis, based upon each Seller’s Allocable Portion as set forth on the Sellers’ Schedule) hereby represent and warrant to Purchaser as of the date hereof as follows:
6.1    Organization; Standing; Citizenship. Each of the Companies and the Company Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada. Omni is a Citizen of the United States within the meaning of 49 U.S.C. § 40102(a)(15), as interpreted by the DOT and is fully authorized and qualified to operate as an “air carrier” within the meaning of 49 U.S.C. § 40102(a)(2) and, as such, is eligible to hold its DOT Certificates of Public Convenience and Necessity and its FAA Air Carrier Certificate.
6.2    Authority to Conduct Business. Each of the Companies and the Company Subsidiary has the requisite limited liability company power and authority to own, lease and operate its property and to conduct its business in the manner in which it is now conducted. Each of the Companies and the Company Subsidiary is duly licensed or qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of its properties and assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be duly licensed or qualified to do business would not reasonably be expected to have a Material Adverse Effect.
6.3    Organizational Documents. Copies of the Organizational Documents of the Companies and the Company Subsidiary and all amendments thereto as in effect on the date hereof have been delivered to Purchaser and are complete and correct as of the date hereof. None of the Companies or the Company Subsidiary is in default under or in violation of its Organizational Documents.
6.4    Noncontravention. Except as set forth on Schedule 6.4, neither the execution, delivery or performance by Sellers of this Agreement or any other Transaction Document to which they are a party, nor the consummation by Sellers of the transactions contemplated hereby or thereby, nor compliance by Sellers with any of the provisions hereof or thereof, will (a) violate, or result in the violation of, the Organizational Documents of the Companies or the Company Subsidiary or any resolutions adopted by the members, board of managers or other governing body of any of the Companies or the Company Subsidiary, as applicable; (b) violate any Law, order, judgment, injunction, stipulation, award or decree of any Authority, in each case applicable to any of the Companies or the Company Subsidiary or their respective assets or properties; or (c) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or asset of any of the Companies or the Company Subsidiary pursuant to any agreement or instrument to which any of the Companies or the Company Subsidiary is bound or is a party, or by which any of their respective properties or assets (including the Equity Interests) may be bound or affected, or which would adversely affect the Equity Interests or the ability of Sellers to consummate the transactions contemplated hereunder, except, in each case, where the violation, conflict, breach, default, failure to obtain consent or Lien would not reasonably be expected to be material to the Companies and the Company Subsidiary, taken as a whole.
6.5    Approvals. Except for such filings as may be required under the HSR Act or to obtain the DOT Conditional Approvals and except as set forth on Schedule 6.5 (the “Required Consents”), no filing or notice with, and no permit, authorization, consent, exemption, order or approval of, any Authority or other Person is necessary with respect to any of the Companies or the Company Subsidiary for the consummation by Sellers of the transactions contemplated hereby and the other Transaction Documents to which they are or will be parties.
6.6    Brokers. Except for BDT, which has been retained by the Companies, none of the Companies, the Company Subsidiary nor any Seller has retained, utilized or been represented by or has any obligation to any broker or finder in connection with the transactions contemplated by this Agreement.
6.7    Capitalization of the Companies and the Company Subsidiary.
(a)    The authorized and issued equity securities of Omni consist solely of the membership interests in Omni (such membership interests, the “Omni Interest”). All of the Omni Interest is duly authorized, validly issued, fully paid and nonassessable and is held beneficially and of record by Omni Air International Holdings, Inc., as set forth on the Sellers’ Schedule free and clear of all Liens.
(b)    The authorized and issued equity securities of OAL consist solely of the membership interest in OAL (such membership interest, the “OAL Interest”). The OAL Interest is duly authorized, validly issued, fully paid and nonassessable and is held beneficially and of record by Omni Aviation Leasing Holdings, LLC, as set forth on the Sellers’ Schedule free and clear of all Liens.
(c)    The authorized and issued equity securities of T7 consist solely of the membership interest in T7 (such membership interest, the “T7 Interest”). The T7 Interest is duly authorized, validly issued, fully paid and nonassessable and is held beneficially and of record by T7 Aviation Leasing Holdings, LLC, as set forth on the Sellers’ Schedule free and clear of all Liens.
(d)    The authorized and issued equity securities of the Company Subsidiary consist solely of units of interest representing ownership interests in the Company Subsidiary (the “Subsidiary Units”). All of the issued and outstanding Subsidiary Units are duly authorized, validly issued, fully paid and nonassessable and are held beneficially and of record by Omni. Omni has good title to the Subsidiary Units, free and clear of all Liens.
6.8    Rights; Warrants or Options. Except for this Agreement, there are no outstanding subscriptions, warrants, options or other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any equity security of any of the Companies or the Company Subsidiary. There is no outstanding contract or other agreement of any of Sellers, any of the Companies, the Company Subsidiary or any other Person to purchase, redeem or otherwise acquire any outstanding equity security of any of the Companies or the Company Subsidiary, or securities or obligations of any kind convertible into any equity security of the Companies or the Company Subsidiary. There are no outstanding or authorized equity appreciation rights, options, warrants, equity plans or similar rights with respect to the equity securities of the Companies or the Company Subsidiary.
6.9    Financial Statements. Sellers have caused to be delivered the following financial statements to Purchaser (the “Financial Statements”): (a) the audited combined balance sheets of the Companies (including the Company Subsidiary) as of December 31, 2017, and the related audited combined statements of income of the Companies (including the Company Subsidiary) for the year then ended; and (b) the unaudited combined balance sheets of the Companies (including the Company Subsidiary) as of August 31, 2018 (the “Most Recent Balance Sheet”), and the related unaudited combined statements of income of the Companies (including the Company Subsidiary) for the eight months then ended (such unaudited statements of income, together with the Most Recent Balance Sheet, the “Interim Financial Statements”). Except as set forth on Schedule 6.9: (x) each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods (except as may be indicated in any notes thereto); (y) each of the balance sheets included in the Financial Statements fairly presents in all material respects the combined financial condition of the Companies as of its respective date in accordance with GAAP; and (z) each of the statements of income included in the Financial Statements fairly presents in all material respects the combined results of operations of the Companies for the period covered thereby in accordance with GAAP; provided, however, that the Interim Financial Statements do not have notes and are subject to normal year‑end adjustments.
6.10    Indebtedness; Undisclosed Liabilities. Except as set forth on Schedule 6.10, neither the Companies nor the Company Subsidiary have any Indebtedness. The Companies and the Company Subsidiary, taken as a whole, do not have any Liabilities except for (a) Liabilities in the aggregate adequately disclosed, provided for, reflected in, reserved against or otherwise described in the Financial Statements (or in any notes thereto) or included as a current Liability in the calculation of the Closing Net Working Capital, (b) Liabilities under contracts, leases, licenses and other arrangements, including the Benefit Plans, to which the Companies or the Company Subsidiary or any of their respective assets may be bound, to the extent not required to be reflected in the Financial Statements or described in the notes thereto under GAAP, (c) Liabilities referred to on any Schedule to this Agreement (including Schedule 6.10), (d) Liabilities which have arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, and (e) other Liabilities which would not have been required to be disclosed, provided for, reflected in, reserved against or otherwise described in the Financial Statements or in any notes thereto in accordance with GAAP, none of which is material to the Companies and the Company Subsidiary taken as a whole.
6.11    Tangible Personal Property. Except as set forth on Schedule 6.11, all of the tangible personal property included on the Most Recent Balance Sheet and which is used in the operation of the business of any of the Companies or the Company Subsidiary is either (a) owned by one of the Companies or the Company Subsidiary, or (b) leased pursuant to valid leasehold interests, in each case free and clear of any Liens, other than Permitted Liens. To the Knowledge of Sellers, and except as otherwise described in Schedule 6.11, the tangible personal property owned or leased by the Companies and the Company Subsidiary and used in connection with their respective businesses (i) is in good operating condition and repair as is consistent for their age, (ii) is appropriate for the uses to which they are being put by the Companies and the Company Subsidiary or (iii) has been maintained in accordance with normal industry practice.
6.12    Real Property. None of the Companies or the Company Subsidiary owns any real property. Schedule 6.12 sets forth a list of all real property and interests in real property that are leased or subleased to the Companies or the Company Subsidiary pursuant to a written lease (the “Leased Real Property”). Except as otherwise set forth on Schedule 6.12, with respect to the Leased Real Property:
(a)    each lease or sublease of Leased Real Property and any assignment thereof pursuant to which any of the Companies or the Company Subsidiary leases any Leased Real Property (each, a “Realty Lease”) (i) is in full force and effect, (ii ) is a valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the Knowledge of Sellers, the counterparty(ies) thereto and (iii) is enforceable against such Company or the Company Subsidiary party thereto and, to the Knowledge of Sellers, against all third parties, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity). True, correct and complete copies of each Realty Lease have been made available to Purchaser, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto;
(b)    none of the Companies, the Company Subsidiary nor, to the Knowledge of Sellers, any other party to any Realty Lease, is in breach or default under such Realty Lease, nor has any event or circumstance occurred or exist which, with the delivery of notice, passage of time or both, would constitute a default, except for (i) such defaults and events as to which requisite waivers or consents have been obtained, and (ii) breaches or defaults which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;
(c)    no Realty Lease requires the consent of any landlord or sublandlord as a result of the transactions contemplated by this Agreement;
(d)    None of the Companies nor the Company Subsidiary has entered into any lease of any of the Leased Real Property where any Company or the Company Subsidiary is the lessor or sublessor or is otherwise similarly situated, and there are no other contracts granting to any Person other than a Company or the Company Subsidiary the right to use or occupy any Leased Real Property;
(e)    The activities carried on by any Company or the Company Subsidiary as tenant under any of the Realty Leases in all buildings, plants, facilities, installations and other structures or improvements included as a part of, or located on or at, the Leased Real Property are not in material violation of, or in material conflict with, any applicable Law (including zoning ordinances and regulations) or the terms of any of the Realty Leases;
(f)    Neither the Company nor any Company Subsidiary has received a copy of an affidavit of a mechanic’s or similar Lien which may be filed against the Leased Real Property;
(g)    To the Knowledge of Sellers, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any Leased Real Property or any portion thereof or interest therein;
(h)    All utilities required for the normal, customary and efficient operation of the respective businesses of any Company or the Company Subsidiary are currently available at the Leased Real Property in a quality and quantity sufficient for operation of the business of any Company or the Company Subsidiary conducted thereat; to the Knowledge of Sellers there are no facts relating to any utility arrangements or moratoriums which would adversely impact the Leased Real Property or the operation of the respective businesses of any Company or the Company Subsidiary conducted thereat. Any so-called tap fees, hook-up fees or other associated charges accrued to date have been fully paid when due in the ordinary course of the businesses of any Company or the Company Subsidiary with respect to all potable and industrial water and all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Leased Real Property;
6.13    Intellectual Property.
(a)    Schedule 6.13(a) lists all supplemental type certificates, patents, patent applications, trademark registrations and pending applications for registration, tradename registrations with the DOT, copyright registrations and pending applications for registration, and internet domain name registrations owned by the Companies or the Company Subsidiary.
(b)    Schedule 6.13(b) lists licenses, sublicenses, agreements or instruments involving the Intellectual Property of any of the Companies or the Company Subsidiary which are material to the business of the Companies and the Company Subsidiary taken as a whole, including (i) licenses by any of the Companies or the Company Subsidiary to any Person of any Intellectual Property other than licenses granted in the Ordinary Course of Business, and (ii) all licenses by any other Person to any of the Companies or the Company Subsidiary of any Intellectual Property (except shrink wrap, click wrap and other licenses to software and other packaged media) which are necessary for the conduct of the business of the Companies and the Company Subsidiary (each, a “License”). Except as set forth on Schedule 6.13(b), each License (i) is in full force and effect, (ii ) is a valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the Knowledge of Sellers, the counterparty(ies) thereto and (iii) is enforceable against such Company or the Company Subsidiary party thereto and, to the Knowledge of Sellers, against all third parties, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity). None of the Companies, the Company Subsidiary or, to the Knowledge of Sellers, any other party to any License is in breach or default under any License in any material respect. With respect to each License, there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by the Companies or the Company Subsidiary or, to the Knowledge of Sellers, any other Person party thereto. There are no pending or, to the Knowledge of Sellers, threatened claims with respect to any License.
(c)    Each of the Companies and the Company Subsidiary has good and valid title to, or otherwise possesses the rights to use in all material respects, all Intellectual Property necessary for the conduct of its business. Each of the Companies and the Company Subsidiary has taken commercially reasonable measures, taken as a whole, designed to protect the proprietary nature of its Intellectual Property and to maintain in confidence all trade secrets and other material confidential Intellectual Property and other material information owned or used by it in connection with its business.
(d)    None of the Companies or the Company Subsidiary has received written notice that it has infringed upon, misappropriated or misused, any Intellectual Property or proprietary information of another Person. There are no pending or, to the Knowledge of Sellers, threatened claims or proceedings contesting or challenging the Intellectual

Property of the Companies or the Company Subsidiary or their use of any Intellectual Property owned by another Person. To the Knowledge of Sellers, no Person is infringing upon, misappropriating, or otherwise violating the rights of any of the Companies or the Company Subsidiary to any Intellectual Property.
(e)    All registered trademarks of the Companies and the Company Subsidiary and any pending applications by any of the Companies or the Company Subsidiary for trademarks with the United States Patent and Trademark Office or any other trademark office are currently in all material respects in compliance with all applicable Laws (including the filing of affidavits of use and renewal applications as applicable), and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date hereof. No such trademark has been or is now involved in any opposition, infringement, dilution, unfair competition or cancellation proceeding and, to the Knowledge of Sellers, no such action is threatened with respect to any such trademark. To the Knowledge of Sellers, no trademark of the Companies or the Company Subsidiary is alleged to infringe any trade name, trademark or service mark of any other Person and no trademark of the Companies or the Company Subsidiary is infringed.
6.14    Insurance. Schedule 6.14 sets forth a list of all policies of fire, liability, workers’ compensation, property and casualty, aircraft accident liability insurance (in amounts not less than that required under 14 C.F.R. Part 205) and other insurance, including fidelity bonds, owned or held by or on behalf of the Companies or the Company Subsidiary for the current period that includes the date hereof under which any of the Companies or the Company Subsidiary is the primary insured, other than policies and/or insurance related to the Benefit Plans (the “Insurance Policies”). All of the Insurance Policies are in full force and effect and, since the respective dates of the Insurance Policies, no written notice of cancellation or non-renewal with respect to any such policy has been received by any of the Companies or the Company Subsidiary. Schedule 6.14 lists all insurance claims (including major workers’ compensation claims but excluding automobile insurance claims) made under any of the Insurance Policies during the three years prior to and including the date of this Agreement. All premiums with respect to the Insurance Policies up to and including the date of the Closing have been or will be paid as of the Closing Date. Except as set forth on Schedule 6.14 and other than related to the Benefit Plans, none of the Companies or the Company Subsidiary has any self-insurance or co-insurance programs.
6.15    Labor Matters.
(a)    Except as set forth on Schedule 6.15, the Companies and the Company Subsidiary are in compliance, in all material respects, with all Laws pertaining to employees or employment matters, including all such Laws relating to wages, hours, discrimination, sexual harassment, civil rights, safety and health, workers’ compensation and the collection and payment or withholding of Social Security Taxes and similar Taxes.
(b)    Except as set forth on Schedule 6.15, none of the Companies or the Company Subsidiary is party to any collective bargaining agreement or other labor union contract applicable to any of its employees. Except as described on Schedule 6.15, none of the Companies or the Company Subsidiary has any pending union organization efforts or requests for representation, strikes, grievances, claims of unfair labor practices, work stoppages, work slow-downs, picketing, any legal proceeding which involves labor or employment relations with any of the Companies or the Company Subsidiary, or other pending labor disputes. To the Knowledge of Sellers, there is no threatened labor dispute, strike, slowdown, work stoppage, lockout, request for representation, union organizational effort, picket or legal proceeding which involves labor or employment relations with any of the Companies or the Company Subsidiary.
(c)    Each of the Companies and the Company Subsidiary is complying, and has complied, in all material respects, with all Laws relating to the hiring and the employment of labor, including provisions thereof relating to immigration and citizenship, wages, hours, pay equity, equal opportunity, employment discrimination and practices, retaliation, “whistleblower” rights, civil rights, collective bargaining, the Fair Labor Standards Act, the WARN Act and any similar state, local or foreign “mass layoff” or “plant closing” law, and the payment of social security and other Taxes. With respect to the operations of the Companies and the Company Subsidiary, I-9 Forms for all employees of the Companies and the Company Subsidiary have been lawfully retained, and I-9 Forms have been retained for the required length of time for all former employees. There is no claim, Legal Proceeding, governmental investigation or inquiry pending or, to the Knowledge of the Sellers, threatened against any of the Companies or the Company Subsidiary relating to compliance with any immigration Laws. There has been no letter, correspondence or other written communication received by any of the Companies or the Company Subsidiary from the United States Department of Homeland Security, the United States Social Security Administration, or any other Governmental Body regarding the legal residency, employment or work authorization, or any discrepancy with the social security numbers of any employee.
(d)    Except as set forth on Schedule 6.15, there is no charge, complaint or petition against any of the Companies or the Company Subsidiary pending before the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor, the Occupational Safety and Health Administration or any other similar Governmental Body for which any of the Companies or the Company Subsidiary has received any written notice, or, to the Knowledge of Sellers, which has been threatened against any of the Companies or the Company Subsidiary.
(e)    Except as set forth on Schedule 6.15, none of the Companies or the Company Subsidiary has laid off any employee since January 1, 2018, intends to lay off any employee during the period from the date of this Agreement through the Closing Date, or has issued a notice concerning a “mass layoff” or “plant closing” pursuant to the WARN Act or any similar Law.
(f)    Purchaser has been provided with a list as of the date of this Agreement of (i) all employees of the Companies and the Company Subsidiary, (ii) their annual compensation (including base salary or hourly wage, bonuses and commissions) as of such date, (iii) their vacation, sick and other paid time off allowances, and (iv) their benefits or perquisites. Except as set forth on Schedule 6.15, to the Knowledge of

Sellers, no key employee of the Companies or the Company Subsidiary has any plans to terminate employment during the next 12 months.
6.16    Permits; Compliance With Law.
(a)    Except as set forth on Schedule 6.16, the Companies and the Company Subsidiary hold and are in compliance in all material respects with all Permits required for the Companies and the Company Subsidiary to conduct their businesses in the manner in which they are presently conducted, including all applicable operating certificates. Each of such Permits is valid and in full force and effect and any required renewal of such Permit has been timely sought. Since January 1, 2016, none of the Companies or the Company Subsidiary has been, and none of the Companies or the Company Subsidiary is, in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit. Except as set forth on Schedule 6.16, since January 1, 2016, to the Knowledge of Sellers, none of the Companies or the Company Subsidiary has received written notice from any Authority or other Person regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Permit or (ii) any actual, threatened or potential revocation, suspension, cancellation, termination or modification of any Permit.
(b)    Except as set forth on Schedule 6.16, as of the date of this Agreement and since January 1, 2016, the Companies and the Company Subsidiary are and have been in compliance in all material respects with all Laws of any Authority applicable to their businesses, properties, assets or operations. Except as set forth on Schedule 6.16, since January 1, 2016, to the Knowledge of Sellers, none of the Companies or the Company Subsidiary has received any written notice regarding any actual, alleged or potential violation of, or failure to comply with any Law including federal aviation regulations and all rules, regulations, directives and policies of the FAA, the DOT, the United States Department of Defense, the United States Department of Homeland Security, the Federal Transportation Security Administration and the Federal Communications Commission. The representations and warranties set forth in this Section 6.16 do not apply to compliance with Environmental, Health and Safety Laws (including holding of or compliance with any Permits required under such Laws), which matters are covered under Section 6.20, or compliance with ERISA or other Laws related to employment or labor matters, which matters are covered by Sections 6.15 and 6.18.
6.17    Litigation. Schedule 6.17 sets forth a list of (a) all Legal Proceedings which are pending or, to the Knowledge of Sellers, threatened against any of the Companies or the Company Subsidiary, by or before any Authority, and (b) all outstanding Orders, judgments, injunctions, stipulations, awards or decrees of any Authority naming any of the Companies or the Company Subsidiary or directed to any of their assets. There are no Legal Proceedings which are pending or, to the Knowledge of Sellers, threatened against any of the Companies or the Company Subsidiary, by or before any Authority, and there are no outstanding Orders, judgments, injunctions, stipulations, awards or decrees of any Authority against any of the Sellers or any of the Companies or the Company Subsidiary, or any of their respective assets or properties, in any such case which prohibit or enjoin the consummation of the transactions contemplated hereby or which would prohibit the Companies or Company Subsidiary from lawfully conducting their businesses in the manner in which they are presently conducted. No material change is required in the Companies’ or the Company Subsidiary’s processes, properties or procedures to comply with any Laws, nor, to the Knowledge of Sellers, have the Companies or the Company Subsidiary received any notice or communication from any Authority of any material non-compliance with any rules, regulations, statutes, operating certificates, certificates of airworthiness, airworthiness directives or any other Law or required Permit. The representations and warranties set forth in this Section 6.17 do not apply to intellectual property matters, which matters are covered by Section 6.13, employee benefits matters, which matters are covered by Section 6.18, or Tax matters, which matters are covered by Section 6.19.
6.18    Employee Benefit Plans; ERISA.
(a)    Except as set forth on Schedule 6.18, none of the Companies nor the Company Subsidiary maintains, contributes to or has any obligation to make contributions to, any employee benefit plan within the meaning of section 3(3) of ERISA (an “ERISA Plan”), or any other retirement, welfare, fringe benefit, bonus, profit sharing, equity option, equity bonus or deferred compensation, vacation benefit, service award, severance, sick leave or other material plan, policy, program, agreement or arrangement providing benefits to current or former employees, officers or managers of the Companies or the Company Subsidiary (a “Non-ERISA Plan”). All ERISA Plans and Non-ERISA Plans (collectively “Benefit Plans”) are listed on Schedule 6.18 and, except as set forth on Schedule 6.18, to the Knowledge of Sellers, are being maintained and operated in accordance with all Laws applicable to such plans and the terms and conditions of the respective plan documents. Copies of all applicable current plan documents, amendments and summary plan descriptions have been provided for all Benefit Plans. The IRS has issued, or is deemed to have issued, a favorable determination letter or opinion letter with respect to each ERISA Plan that is intended to be a “qualified plan” within the meaning of section 401(a) of the Code. To the Knowledge of Sellers, no event has occurred that has or will adversely affect the qualification of any ERISA Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code. No ERISA Plan is subject to Title IV or section 302 of ERISA or section 412 of the Code. No ERISA Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of section 4063 of ERISA. No ERISA Plan is a multiple employer plan within the meaning of section 210(a) of ERISA or section 413(c) of the Code. Except for continuation coverage as required by COBRA or by applicable state insurance Laws, no Benefit Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.
(b)    Except as set forth on Schedule 6.18, all contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been made or will be made within the time period prescribed by ERISA to each ERISA Plan which is an employee pension benefit plan (within the meaning of section 3(2) of ERISA).

(c)    No actions, suits, claims or proceedings with respect to the assets of any ERISA Plan (other than routine claims for benefits) are pending or, to the Knowledge of Sellers, threatened by or before any Authority.
(d)    With respect to the ERISA Plans, no breach of fiduciary duty or non-exempt “prohibited transactions” as that term is defined in ERISA or the Code have occurred which could subject the Companies or the Company Subsidiary to any Tax or Damages.
(e)    Except as set forth on Schedule 6.18, the execution and performance of this Agreement will not constitute a triggering event under any Benefit Plan or otherwise result in any payment being due, accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former employee, officer, director or consultant (or dependents of such individuals).
(f)    To the extent that any Benefit Plan constitutes a non-qualified deferred compensation plan within the meaning of section 409A of the Code, to the Knowledge of Sellers, such Benefit Plan complies in both form and operation with the requirements of Section 409A of the Code, and no individual has a right to any gross-up or indemnification from any of the Companies or the Company Subsidiary for any Taxes imposed under section 409A or section 4999 of the Code.
(g)    No Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.
(h)    Since January 1, 2015, the Companies and the Company Subsidiary have offered each of their full-time employees and their dependents the opportunity to enroll in affordable health insurance coverage that provides minimum value, have maintained adequate records evidencing the offers of such coverage and have timely complied with information reporting requirements under the Code with respect to such offers of coverage. The Companies and the Company Subsidiary shall provide Purchaser with sufficient information regarding such offers of coverage prior to the Closing Date to enable Purchaser to comply with the applicable reporting requirements.
This Section 6.18, together with Section 6.15 (Labor Matters), contains the sole and exclusive representations and warranties of Sellers with respect to any employment or labor matters with respect to the Companies and the Company Subsidiary, including any arising under ERISA.
6.19    Tax Matters. Except as set forth on Schedule 6.19:
(a)    All material Returns required to be filed with respect to the business and assets of the Companies and the Company Subsidiary for all Tax Periods ending prior to the date hereof have been or will be duly and timely (within any applicable extension periods) filed with the appropriate Authorities in all jurisdictions in which such Returns are required to be filed. All such Returns were true, correct and complete in all material respects. All Taxes that are due and payable for which any of the Companies or the Company Subsidiary is liable have been timely paid. The Companies and the Company Subsidiary have set up adequate reserves for the payment of all Taxes not yet due and payable that adequately cover the Tax liabilities of the Companies and the Company Subsidiary for all Tax Periods ending on or prior to the date hereof. There are no Liens for Taxes (other than Permitted Liens) on any of the assets of any of the Companies or the Company Subsidiary or on the Equity Interests that arose in connection with any failure (or alleged failure) to pay any Tax. All Taxes that any of the Companies or the Company Subsidiary is required by Law to withhold or collect have been duly and timely withheld or collected and have been timely paid over to the appropriate Tax Authority to the extent due and payable.
(b)    There is no material dispute or claim pending or, to the Knowledge of Sellers, threatened against any Company or the Company Subsidiary by any Tax Authority for any alleged deficiency in Taxes. No claim has ever been made by a Tax Authority in a jurisdiction where any Company or the Company Subsidiary does not file Returns that it is or may be subject to taxation by that jurisdiction.
(c)    None of the Companies or the Company Subsidiary has (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which remains outstanding, (ii) applied for a ruling relative to Taxes, or (iii) entered into a closing agreement with any Tax Authority.
(d)    Schedule 6.19(d) lists all federal, state, local, and foreign Returns filed with respect to any of the Companies or the Company Subsidiary for Tax Periods ended on or after December 31, 2015 and indicates those Returns that have been audited. To the Knowledge of Sellers, none of the Returns of any of the Companies or the Company Subsidiary is currently being examined by the IRS or relevant Tax Authorities. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending with respect to which any of the Companies or the Company Subsidiary has received written notice.
(e)    None of the Companies or the Company Subsidiary is a party to any written agreement providing for the allocation or sharing of Taxes. None of the Companies or the Company Subsidiary is liable for the Taxes of any other Person.
(f)    No payment made or to be made to any current or former employee or manager of any of the Companies or the Company Subsidiary by reason of the transactions contemplated hereby will constitute an “excess parachute payment” within the meaning of section 280G of the Code.
(g)    None of the Companies or the Company Subsidiary is or has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the period specified in section 897(c)(1)(A)(ii) of the Code.
(h)    None of the Companies or the Company Subsidiary is a member of a group or consolidation with any other Person for purposes of VAT. None of the Companies or the Company Subsidiary is subject to adjustment under section 482 of the Code or similar provision of Law relating to Taxes. None of the Companies or the Company Subsidiary has, or has ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.
(i)    OAL and T7 is each a limited liability company that is treated as a partnership for federal income tax purposes. Omni is a disregarded entity (single member limited liability company) and is not a “qualified subchapter S subsidiary” within the meaning of section 1361(b)(3)(B) of the Code. The Company Subsidiary is a disregarded entity for federal income tax purposes. No election has been made by any Person to treat any of the Companies as a corporation for federal or state Tax purposes.
(j)    None of the Companies or the Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax Period ending after the Closing Date as a result of any: (A) change in method of accounting for a Pre-Closing Tax Period under section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (B) installment sale or open transaction disposition made on or prior to the Closing Date; or (C) prepaid amount received on or prior to the Closing Date.
(k)    Each federal income Return relating to operations of any of the Companies or the Company Subsidiary has disclosed all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. None of the Companies or the Company Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” under U.S. Treasury Regulation section 1.6011-4(b)(2).
6.20    Environmental, Health and Safety Matters. Except as set forth on Schedule 6.20:
(a)    The Companies and the Company Subsidiary are (i) in compliance in all material respects with all Environmental, Health and Safety Laws, which material compliance includes possessing all Permits required under all Environmental, Health and Safety Laws necessary for the operation of Companies and the Company Subsidiary; (ii) are complying in all material respects with such Permits; (iii) have timely requested renewal of such Permits, where necessary and as appropriate; and (iv) have no unresolved liabilities or obligations for any past noncompliance with such Permits or Environmental, Health and Safety Laws.
(b)    None of the Companies or the Company Subsidiary has received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Law, any investigations, or any liabilities or potential liabilities, including any claims for liability under CERCLA or similar state statutes, relating to such Companies or the Company Subsidiary, their business, or their past or current facilities, in each case, arising under Environmental, Health and Safety Laws, other than for matters that are not material or that have undergone remedial action and will not result in any additional liability to any Company or the Company Subsidiary. None of the Companies or the Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal or transportation of, any Materials of Environmental Concern, that will give rise to any liabilities for any of the Companies or the Company Subsidiary pursuant to any Environmental, Health and Safety Laws.
(c)    None of the Companies or the Company Subsidiary has released any Materials of Environmental Concern at or from any Leased Real Property, except for de minimis releases that would not require remedial action or releases that have already undergone remedial action and that will not result in any additional liability to any Company or the Company Subsidiary.
(d)    To the Knowledge of Sellers, no Materials of Environmental Concern are present at or were released from, onto or under, any Leased Real Property (including soil, groundwater, surface water, buildings or other structures) currently leased or operated by the Companies or Company Subsidiary except for de minimis releases that would not require remedial action or releases that have already undergone remedial action and that will not result in any additional liability to any Company or Company Subsidiary.
(e)    Sellers have provided to Purchaser true and correct copies of all material environmental site assessment reports and other material documents prepared in the last five years relating to Environmental, Health and Safety Laws or the condition or status of any past or current Leased Real Property.
(f)    No underground storage tanks are located on the Leased Real Property that (i) are owned or operated by any of the Companies or the Company Subsidiary or (ii) to the Knowledge of Sellers, contain or previously contained any Materials of Environmental Concern.
This Section 6.20 contains the sole and exclusive representations and warranties of Sellers with respect to any environmental, health and safety matters with respect to the Companies and the Company Subsidiary, including any arising under any Environmental, Health and Safety Laws.
6.21    Material Contracts.
(a)    Schedule 6.21 sets forth a list of all Material Contracts. Except as set forth on Schedule 6.21: (a) each Material Contract (i) is a valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the Knowledge of Sellers, the counterparty(ies) thereto and (ii) is enforceable against such Company or the Company Subsidiary party thereto and, to the Knowledge of Sellers, against such counterparty(ies) thereto, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity), and (b) none of the Companies, the Company Subsidiary or, to the Knowledge of Sellers, any other party to any Material Contract is in breach or default under any Material Contract in any material respect.
(b)    With respect to the Material Contracts to which an Authority is a party (the “Government Contracts”):

(i)    None of the Companies or the Company Subsidiary is a party to any current material dispute relating to such Government Contracts, and none of the Companies or the Company Subsidiary has received written notice that it or any of its Representatives has breached or violated any Law, certification, representation, clause, provision, or requirement with respect to such Government Contracts.
(ii)    There are no current or, to the Knowledge of Sellers, threatened Legal Proceedings arising out of or relating to such Government Contracts.
(iii)    None of the Companies or the Company Subsidiary has received a cure notice, a show cause notice, a suspension of work notice, or a stop work order with respect to such Government Contracts.
(iv)    None of the Companies or the Company Subsidiary has been challenged by any Authority that is a party to any of the Government Contracts as to any cost incurred by it nor has any such cost been the subject of any audit or investigation by any such Authority, or disallowed by any such Authority. No payment due to any of the Companies or the Company Subsidiary relating to such Government Contracts has been withheld (except to the extent such withholding is in the Ordinary Course of Business) or set off, nor has any claim been made by any Authority that is a party to any of the Government Contracts to withhold (except to the extent such withholding is in the Ordinary Course of Business) or set off money due to any of the Companies or the Company Subsidiary under any such Government Contract.
(v)    Each of the Companies and the Company Subsidiary has complied in all material respects with the terms and conditions of each of the Government Contracts. Each of the Companies and the Company Subsidiary has, with respect to the Government Contracts: (x) complied in all material respects with all certifications and representations it has executed, acknowledged or set forth with respect to each such Government Contract; and (y) submitted certifications and representations with respect to each such Government Contract that were in all material respects accurate, current and complete when submitted, and were properly updated in all material respects to the extent required by applicable Laws or the Government Contract.
(vi)    To the Knowledge of Sellers, except as set forth on Schedule 6.21, none of the Companies or the Company Subsidiary has received written notice of any material unfavorable past performance assessment, evaluation or rating relating to any Government Contract since January 1, 2017.
6.22    Transactions With Affiliates. Except (i) as set forth on Schedule 6.22, (ii) the payment of compensation for employment or the reimbursement of expenses to employees consistent with past practice, (iii) participation in Benefit Plans as employees and (iv) normal advances to employees consistent with past practice, none of the Companies or the Company Subsidiary has engaged in any transaction during the past five years preceding this Agreement with any Seller, any Affiliate of any Seller or any officer, director, manager, trustee or equity owner of any Seller (collectively, the “Seller Affiliates”) or is or has been a party to any Contract with any Seller Affiliate. Except as set forth on Schedule 6.22, none of the Seller Affiliates has any interest, other than as an equity holder in one or more of the Companies, in any of the property or assets used or held for use in the business of any of the Companies or the Company Subsidiary.
6.23    Absence of Changes. Except as otherwise contemplated by this Agreement or set forth on Schedule 6.23, since the date of the Most Recent Balance Sheet, the Companies and the Company Subsidiary have conducted their businesses and operations only in the Ordinary Course of Business and the Companies and the Company Subsidiary have not taken any action that would be prohibited (without the consent of Purchaser) under Section 7.2 if such action had been undertaken after the date of this Agreement.
6.24    Anti-Corruption Matters. Since January 1, 2013, none of the Companies or the Company Subsidiary or any manager, officer, employee or agent of any of the Companies or the Company Subsidiary acting on behalf of any of the Companies or the Company Subsidiary has: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Authority; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2013, none of the Companies or the Company Subsidiary has disclosed to any Authority that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of Sellers, no Authority is investigating, examining, or reviewing any of the Companies’ or the Company Subsidiary’s compliance with any applicable provisions of any Law relating to anti-corruption or bribery.
6.25    Accounts Receivable; Accounts Payable. Except as set forth in Schedule 6.25, all accounts and notes receivable of any of the Companies or the Company Subsidiary represent sales actually made or services actually performed arising from bona fide transactions in the Ordinary Course of Business and, to the Knowledge of Sellers, at the time of rendering the invoice therefor, were not subject to claims or set-off or other defenses or counterclaims. All accounts and notes payable by any of the Companies or the Company Subsidiary arose in bona fide transactions in the Ordinary Course of Business.
6.26    Aircraft.
(a)    Schedule 6.26 (a) sets forth a true and complete list of all aircraft owned or leased by any of the Companies or the Company Subsidiary as of the date of this Agreement (the “Aircraft”) and (b) sets forth a true and complete list of all aircraft engines owned or leased by any of the Companies or the Company Subsidiary as of the date of this Agreement (the “Engines”). With respect to each Aircraft and each Engine, Schedule 6.26 sets forth (i) the name of the manufacturer, (ii) the model number, (iii) the manufacturer’s serial number, (iv) for each Aircraft, the aircraft registration number, (v) the entity which owns or leases the Aircraft or the Engine, (vi) a statement as to whether the Aircraft or the Engine is owned or leased, (vii) the operator of the Aircraft or

Engine, and (viii) a statement as to whether the Aircraft or the Engine is Airworthy or Unairworthy (as defined below) on the date of this Agreement. The Aircraft and the Engines have been, and are being, maintained according to applicable Law (including FAA regulatory standards to the extent applicable) and the maintenance program of the aircraft operator approved by the FAA or otherwise under applicable Law. For purposes of this Section 6.26, an Aircraft or Engine shall be considered “Airworthy” if, on the date of this Agreement, it is in a condition which enables it to be operated in revenue operations under Federal Aviation Regulations Part 121, and an Aircraft or Engine will be considered “Unairworthy” if, on the date of this Agreement, it is not Airworthy. Except as set forth in Schedule 6.26, the Companies and the Company Subsidiary have not materially revised, modified, altered, amended or changed their respective fleet maintenance schedules from those schedules in effect on August 1, 2018 with respect to their respective Aircraft, Engines, auxiliary power units, landing gear and major time/cycle limited components, whether owned or leased, and from August 1, 2018 through the date of this Agreement have performed maintenance regarding such items substantially in accordance with such fleet maintenance schedules in effect on August 1, 2018.
(b)    To the Knowledge of Sellers, the respective Aircraft, Engines, auxiliary power units, landing gear and major time/cycle limited components owned or leased by the Companies and the Company Subsidiary are in the aggregate sufficient and adequate, and are, in the aggregate, in a sufficient and adequate state of repair, to enable the Companies and the Company Subsidiary to carry on their respective businesses as currently conducted in the Ordinary Course of Business.
(c)    Schedule 6.26 sets forth a true and complete list, as of the date of this Agreement, of all Contracts pursuant to which any of the Companies or the Company Subsidiary may purchase or lease aircraft, including the manufacturer and model of all aircraft subject to each such Contract, other than leases that are solely between or among the Companies and/or the Company Subsidiary (the “Aircraft Acquisition Contracts”). Sellers have made available to Purchaser true and complete copies of all such Aircraft Acquisition Contracts, including all amendments thereto.
(d)    Each Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness.
(e)    Except for maintenance items due in the Ordinary Course of Business and for maintenance items deferred in the Ordinary Course of Business, the structure, systems and components (including the airframes, engines, landing gear, auxiliary power units and major time/cycle limited components) of each Aircraft listed as Airworthy in Schedule 6.26 are functioning in accordance with their intended use as set forth in documentation approved by the FAA or under other applicable Law, including any applicable manuals, technical standard orders or parts manufacturing approval certificates. The Companies and the Company Subsidiary maintain all maintenance, technical and other business records relating to the Aircraft, or cause the same to be maintained, in accordance with applicable Law, including all requirements of the FAA to the extent applicable.
(f)    All deferred maintenance items and temporary repairs with respect to each Aircraft have been or will be made materially in accordance with the maintenance program of the aircraft operator, which maintenance program is approved by the FAA or otherwise under applicable Law.
(g)    Except as set forth in Schedule 6.26, each Aircraft is properly registered on the FAA aircraft registry and the International Registry of Mobile Assets.
(h)    None of the Companies or the Company Subsidiary is a party to any interchange or pooling agreements with respect to the Aircraft or their engines, auxiliary power units or other equipment.
(i)    Except as set forth in Schedule 6.26, no Aircraft is leased to, subleased to or otherwise in the operational control of another air carrier or another Person other than one of the Companies or the Company Subsidiary, to operate such Aircraft in air transportation or otherwise (excluding, for the avoidance of doubt, any ACMI wet lease).
ARTICLE VII
PRE-CLOSING COVENANTS
7.1    Access to Certain Parties. Neither Purchaser, nor any of its Affiliates nor any of their respective Representatives shall contact any supplier to, customer of, or employee or manager, as applicable, of, any of the Companies or the Company Subsidiary in connection with or pertaining to any subject matter of this Agreement without the prior consent of the Sellers’ Representative, which consent shall not be unreasonably withheld. Sellers agree to cooperate and coordinate communication among Purchaser, the Companies and representatives of the key customers of the Companies and the Company Subsidiary identified in Schedule 7.1 (the “Key Customers”) prior to the Closing so that Purchaser can confirm that no Key Customer intends to terminate or materially change the terms of or reduce its business relations with the Companies and the Company Subsidiary following the Closing.
7.2    Pre-Closing Activities. Except as otherwise permitted or required by this Agreement or as set forth on Schedule 7.2, prior to the Closing Date, Sellers shall cause the Companies and the Company Subsidiary not to take any of the following actions, without Purchaser’s consent, such consent not to be unreasonably withheld or delayed:
(a)    issue or grant any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of a Company or the Company Subsidiary;
(b)    effect any recapitalization, reclassification or like change in the capitalization of any of the Companies or the Company Subsidiary;

(c)    amend the Organizational Documents of any of the Companies or the Company Subsidiary;
(d)    enter into, modify or amend any Material Contract other than in the Ordinary Course of Business, notice of which shall be provided to Purchaser;
(e)    (i) grant any bonuses to or increase the base wage or salary payable to, or any other components of compensation and employee benefits of, any officer, manager and/or employee of the Companies or the Company Subsidiary, other than grants or increases in the Ordinary Course of Business, (ii) except for amounts included in Company Transaction Expenses, grant or agree to provide any retention, severance or termination pay to, or enter into, modify or amend any offer letter, employment, bonus, change of control, severance or consulting agreement with any officer, manager and/or employee of the Companies or the Company Subsidiary;
(f)    enter into, modify or amend (including any increase in benefits) any deferred compensation, bonus or other incentive compensation, profit sharing, equity purchase or award, pension, retirement, medical, hospitalization, life or other insurance or other employee benefit plan for the benefit of any officer, manager and/or employee of the Companies or the Company Subsidiary;
(g)    subject any of the properties or assets (whether tangible or intangible) of any of the Companies or the Company Subsidiary to any Lien other than Permitted Liens;
(h)    acquire any properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Companies or the Company Subsidiary except (i) in the Ordinary Course of Business or (ii) transactions less than or equal to $650,000 for any individual transaction or $1,250,000 for all transactions in the aggregate;
(i)    enter into any commitment for capital expenditures of any of the Companies or the Company Subsidiary in excess of $650,000 for any individual commitment or $3,000,000 for all commitments in the aggregate;
(j)    enter into any contract or commitment which materially restricts the ability of any of the Companies or the Company Subsidiary to compete with, or conduct, any business or line of business in any geographic area;
(k)    waive or consent to any extension of any limitation or assessment period or statute of limitations with respect to the assessment or collection of Taxes;
(l)    make, change or rescind any Tax election, amend any Return or take any position on any Return, take any action, omit to take any action or enter into any other transaction that, in each case, would have the effect of materially increasing the Tax liability of Purchaser in respect of any Post-Closing Tax Period;

(m)    enter into, modify or terminate any organized labor agreement or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any Liability to any labor organization;
(n)    issue additional letters of credit outside of the Ordinary Course of Business; or
(o)    agree to do any of the foregoing.
Notwithstanding the foregoing, nothing in this Section 7.2 shall require Sellers to prohibit any of the Companies or the Company Subsidiary from taking any action or omitting to take any action required by this Agreement or any other contract or agreement to which a Company or the Company Subsidiary is a party or otherwise approved in writing by Purchaser, which approval will not be unreasonably withheld. It is understood and agreed that (x) Sellers shall cause the transfer or sweep of Cash at any time immediately prior to the Closing, with the intention that the Closing Cash be as close to zero as reasonably practicable as of immediately prior to the Closing and (y) Sellers shall be permitted to repay or terminate any Indebtedness of any of the Companies or the Company Subsidiary owed to any of the Companies or the Company Subsidiary.
7.3    Efforts to Consummate; Authorizations and Other Third Party Consents. Purchaser and each Seller shall use commercially reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other party hereunder and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing: (a) Sellers shall cause the Companies and the Company Subsidiary to use commercially reasonable efforts to obtain those third party consents set forth on Schedules 6.4 and 6.12, and (b) Sellers shall, and shall cause the Companies and the Company Subsidiary to, give any notices to, make any filings with, and use commercially reasonable efforts to obtain the Required Consents including the DOT Conditional Approvals (which, for the avoidance of doubt, shall include the filing with DOT of applications under 49 U.S.C §§ 40109 and 41105, and the submission to DOT of any required fitness and U.S. citizenship-related information under 49 U.S.C. §§ 40102(a)(15) and 41110(e)(1)). If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to cause an appropriate filing pursuant to the HSR Act to be made with respect to the transactions contemplated by this Agreement within 20 Business Days after the date hereof and to supply as promptly as practicable to the appropriate Authority any additional information and documentary material that may be requested pursuant to the HSR Act. Purchaser agrees to use commercially reasonable efforts to seek to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible. Each of Purchaser and each Seller shall pay such party’s own legal fees and expenses incurred in connection with the filing of its HSR Act report. Purchaser shall also pay one-half of all filing fees incurred in connection with the filing of the HSR Act reports caused to be filed by Purchaser and the Companies hereunder, with the remaining amount of such filing fees to be paid by Sellers. Nothing in this Agreement shall be construed as an attempt or an agreement by Sellers to cause any of the Companies or the Company Subsidiary to assign or cause the assignment of any contract or agreement which is by Law non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given. In no event shall “commercially reasonable efforts” be deemed to require the payment of any cash or other consideration by Purchaser or any Affiliate of Purchaser, any of the Companies, the Company Subsidiary or any Seller or to require that Purchaser or any Affiliate of Purchaser sell, divest or dispose of any of its assets, properties or businesses or any of the assets, properties or businesses to be acquired by it pursuant to this Agreement, agree to any consent decree or Order or defend any Legal Proceeding in which any Authority seeks an injunction, temporary restraining order or other Order.
7.4    Confidentiality. Unless and until the transactions contemplated hereby have been consummated, Purchaser shall, and shall ensure that its Representatives and other agents shall, hold in strict confidence and not use in any way except in connection with the consummation of the transactions contemplated hereby, all confidential information obtained in connection with the transactions contemplated hereby from the Companies, the Company Subsidiary or any Seller or any of their respective Representatives, in accordance with and subject to the terms of the Confidentiality Agreement. The covenants contained in this Section 7.4 are independent covenants and shall be enforceable by each disclosing party regardless of any claims which any non-disclosing party shall have against the disclosing party or any of such disclosing party’s Affiliates, whether under this Agreement or otherwise. For avoidance of doubt, nothing contained in this Section 7.4 is intended to prevent any party from making any disclosures required by applicable Law, including the Securities Exchange Act.
ARTICLE VIII
CONDITIONS TO CLOSING
8.1    Conditions to Obligations of all Parties. The obligation of each party hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent:
(a)    Purchaser and Sellers shall have caused all necessary filings pursuant to the HSR Act to be made, and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)    There shall not be in force any order, judgment, injunction, stipulation, award or decree by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby, and no action, suit, claim or proceeding shall have been instituted or threatened or claim or demand made against any of Sellers, any of the Companies, the Company Subsidiary or Purchaser seeking any of the foregoing.
(c)    Sellers shall have received the Required Consents including the DOT Conditional Approvals, and Purchaser shall have received all consents, authorizations, orders and approvals from the Authorities referred to in Section 4.4 (including Schedule 4.4), in each case in form and substance reasonably satisfactory to Purchaser and Sellers, and no such consent, authorization, order or approval shall have been revoked.
8.2    Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent, any or all of which may be waived by Purchaser:
(a)    The representations and warranties of Sellers set forth in Articles V and VI shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (giving effect to any “Knowledge” qualifiers and dollar thresholds, but without regard to any “materiality” or “Material Adverse Effect” qualifications therein), except to the extent that any representation and warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on or as of the date or during the range of dates so specified), except where the failure of such representations and warranties, individually and in the aggregate, to be true and correct would not have a Material Adverse Effect.
(b)    Sellers shall have performed and complied in all material respects with all of the agreements and covenants required under this Agreement to be performed or complied with by them prior to or at the Closing.
(c)    Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.
(d)    Sellers shall have delivered to Purchaser a certificate, executed by the Sellers’ Representative in his capacity as such, certifying that the conditions specified in Sections 8.2(a), 8.2(b) and Section 8.2(c) have been fulfilled.
(e)    The relevant parties to each of the Transaction Documents (other than Purchaser and any of its Affiliates) shall have entered into such Transaction Documents and (but for execution and/or delivery of such Transaction Documents by Purchaser or any of its Affiliates), such Transaction Documents shall be in full force and effect.
(f)    Sellers shall have delivered to Purchaser, free and clear of any Lien, duly executed assignments of the Equity Interests.
(g)    Sellers shall have delivered to Purchaser all other closing items to be delivered by Sellers under Article III.
(h)    Each employee of a Company or the Company Subsidiary that is a party to an indemnification agreement with a Company or the Company Subsidiary shall (i) enter into the standard corporate indemnification agreement currently used by Purchaser for its officers, the form of which has been furnished to the Sellers’ Representative, and (ii) agree to terminate and release the indemnification agreement to which such individual is currently a party.

8.3    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent, any or all of which may be waived by the Sellers’ Representative:
(a)    The representations and warranties of Purchaser set forth in Article IV shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (giving effect to any “Knowledge” qualifiers and dollar thresholds, but without regard to any “materiality” or “Material Adverse Effect” qualifications therein), except to the extent that any representation and warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on or as of the date or during the range of dates so specified), except where the failure of such representations and warranties, in the aggregate, to be true and correct would not have a material adverse effect on Purchaser’s ability to timely consummate the transactions contemplated in this Agreement.
(b)    Purchaser shall have performed and complied in all material respects with all of the agreements and covenants required under this Agreement to be performed or complied with by it prior to or at the Closing.
(c)    Purchaser shall have delivered to Sellers a certificate, executed by a duly authorized officer of Purchaser in his or her capacity as such, certifying that the conditions specified in Sections 8.3(a) and 8.3(b) have been fulfilled.
(d)    The relevant parties to each of the Transaction Documents (other than Sellers and any of their Affiliates) shall have entered into such Transaction Documents and (but for execution and/or delivery of such Transaction Documents by Sellers or any of their Affiliates), such Transaction Documents shall be in full force and effect.
(e)    Purchaser shall have made (or caused to be made) the payments required to be made on the Closing Date pursuant to Article III.
(f)    Purchaser shall have delivered to Sellers all other closing items to be delivered by Purchaser under Article III.
ARTICLE IX
ADDITIONAL AGREEMENTS
9.1    Further Assurances. The parties hereto shall take such actions and deliver any and all other instruments and documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement.
9.2    Publicity. Except as set forth below in this Section 9.2, no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof from Purchaser and the Sellers’ Representative (which, after the Closing, shall not be unreasonably withheld). Purchaser and the Sellers’ Representative shall cooperate in issuing any press release or other public announcement concerning this

Agreement or the transactions contemplated hereby. Purchaser and the Sellers’ Representative shall each furnish to the other drafts of all such press releases or announcements prior to their release. Nothing contained in this Section 9.2 shall prevent (a) any party hereto from at any time furnishing any information to any Authority or from making any disclosures required under applicable Law, including the Securities Exchange Act, or under the rules and regulations of any national securities exchange on which such party’s equity securities, or the equity securities of such party’s ultimate parent entity, are listed; (b) subject to Section 7.5, any party hereto from furnishing any information concerning the transactions contemplated hereby to such party’s equity owners, Affiliates or other Representatives who have a need to know such information; (c) Sellers and/or the Sellers’ Representative from communicating with other potential acquirers of the Companies that a definitive agreement has been entered into so long as the identity of Purchaser and specific terms of this Agreement are not disclosed; or (d) Sellers and/or the Sellers’ Representative or Purchaser from communicating with Persons from whom consent or approval is required for the transactions contemplated by this Agreement to be completed so long as the specific terms of this Agreement are not disclosed. For the avoidance of doubt, the parties anticipate submitting publicly available applications to DOT to obtain the DOT Conditional Approvals, and the filing of such public applications shall not be deemed a breach of this Section 9.2.
9.3    Business Records. Purchaser acknowledges that the business records of the Companies and the Company Subsidiary relating to their respective operations prior to Closing will be acquired by Purchaser in connection with the consummation of the transactions contemplated hereby, and that Sellers may from time to time require access to or copies of such records. Purchaser agrees that, upon reasonable prior notice from the Sellers’ Representative, it shall, during normal business hours, provide or cause to be provided to Sellers access to or copies of such records. Purchaser agrees that it shall not (and shall cause each of its Affiliates, including the Companies and the Company Subsidiary, not to), within six years after the Closing Date, destroy any material business records of the Companies or the Company Subsidiary prepared prior to the Closing and, in any event, shall not destroy any material business records without first notifying the Sellers’ Representative and affording the Sellers’ Representative at least 90 days to remove or copy such records. Sellers shall deliver to Purchaser a compact disc that contains in electronic format all of the data that was included in the Intralinks, Inc. data room.

9.4	Investigation; No Reliance by Purchaser.
(a)     Purchaser acknowledges that (i) it and its Representatives have undertaken an independent investigation, examination, analysis and verification of the Companies and the Company Subsidiary and the business, assets, operations, financial condition and prospects of the Companies and the Company Subsidiary, including Purchaser’s own estimate of the value of the business of the Companies and the Company Subsidiary; (ii) it has received and had an opportunity to review all requested information regarding the business and the assets, liabilities, financial condition, cash flow and operations of the Companies and the Company Subsidiary; (iii) all materials and information requested by Purchaser have been provided to Purchaser to Purchaser’s reasonable satisfaction; and (iv) it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Companies and the Company Subsidiary) as

Purchaser deems adequate, including that described above. In connection with such investigation, Purchaser and its Representatives have received from or on behalf of Sellers and/or the Companies and the Company Subsidiary certain estimates, budgets, forecasts, plans and financial projections (collectively, “Forward-Looking Statements”). Purchaser acknowledges that (x) there are uncertainties inherent in making Forward-Looking Statements, (y) it is familiar with such uncertainties, and (z) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its Representatives (including the reasonableness of the assumptions underlying Forward-Looking Statements where such assumptions are explicitly disclosed). None of Sellers, the Companies, the Company Subsidiary nor any other Person is making any representation or warranty with respect to, or will have or be subject to any liability to Purchaser, or any other Person resulting from, the delivery to Purchaser, or its use of, Forward-Looking Statements.
(a)    In connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, Purchaser has not relied upon, and Purchaser expressly waives and releases Sellers from any liability for any claims (including claims based upon fraudulent inducement) relating to or arising from, any representation, warranty, statement, advice, document, projection or other information of any type provided by Sellers, the Companies, the Company Subsidiary or their Affiliates or any of their Representatives, except for those representations and warranties of Sellers expressly set forth in Articles V and VI.
9.5    Exculpation and Indemnification of Managers and Officers. For a period of six years after the Closing Date, Purchaser shall not permit any of the Companies or the Company Subsidiary to amend, repeal or modify any provision in its Organizational Documents relating to exculpation or indemnification of former officers and managers, as applicable, holding office prior to the Closing Date (unless required by Law), it being the intent of the parties hereto that the officers and managers of each of the Companies and the Company Subsidiary prior to the Closing shall continue to be entitled to such exculpation and indemnification to the extent permitted under such Organizational Documents. In the event any of the Companies or the Company Subsidiary (i) consolidates or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall ensure that the successors and assigns thereof assume the obligations set forth in the preceding sentence. On or prior to the Closing Date, the Companies and the Company Subsidiary shall obtain, at Purchaser’s expense, six-year insurance coverage for each Person who is now, or has been at any time prior to the Closing, an officer, director or manager of any of the Companies or the Company Subsidiary, which coverage will contain terms and conditions that are at least as favorable as the existing policies in effect as of the Closing, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).
9.6    Limitation of Representations and Warranties. Except for the representations and warranties expressly set forth in Articles V and VI, Sellers are not making and shall not be deemed to have made any other representations or warranties, written or oral, statutory, express or implied, concerning the Equity Interests, the Companies, the Company Subsidiary or the

businesses, assets or liabilities of the Companies and the Company Subsidiary. PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND PURCHASER HEREBY EXPRESSLY WAIVES AND RELINQUISHES, OTHER THAN IN THE CASE OF FRAUD, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST, THE COMPANIES, THE COMPANY SUBSIDIARY, SELLERS AND THEIR REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) OR DOCUMENTS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANIES, THE COMPANY SUBSIDIARY OR SELLERS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF SELLERS, THE COMPANIES NOR THE COMPANY SUBSIDIARY IS MAKING ANY REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FORWARD‑LOOKING STATEMENTS OR THE INFORMATION SET FORTH IN ANY SUMMARY, TEASER, CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION DELIVERED TO PURCHASER OR ITS REPRESENTATIVES.
9.7    Plant Closings and Mass Layoffs. Purchaser shall not, and shall cause the Companies and the Company Subsidiary not to, take any action following the Closing that could result in liability to Sellers under the Worker Adjustment and Retraining Notification Act, as amended, without complying with such Act.
9.8    Company Intellectual Property. All links between any domain names of any of Sellers or any of their Affiliates and any domain names of the Companies or the Company Subsidiary shall be removed promptly after the Closing. After the Closing, Sellers and Purchaser shall cooperate in taking all actions necessary to complete these actions. To the extent that Sellers or any of their Affiliates control or possess any websites or other property of the Companies or the Company Subsidiary, Sellers shall, promptly after Closing, cause the control or possession of such websites or other property to be provided to Purchaser.
9.9    Employees; Benefit Plans.
(a)    During the period commencing at the Closing and ending on the date which is 12 months after the Closing Date (or if earlier, the date of the employee’s termination of employment with Omni), Purchaser shall provide (or shall cause Omni to provide), each employee who is employed by Omni at the Closing (“Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Omni immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Omni immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Omni immediately prior to the Closing;

and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Continuing Employee immediately prior to the Closing.
(b)    With respect to any employee benefit plan maintained by Purchaser or its Affiliates (collectively, “Purchaser Benefit Plans”) in which any Continuing Employees will participate effective as of or after the Closing, Purchaser shall recognize (or shall cause the respective Companies, the Company Subsidiary or their Affiliate to recognize, as applicable), all service of the Continuing Employees with Omni as if such service were with Purchaser, for vesting and eligibility purposes in any Purchaser Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.
(c)    Purchaser shall assume responsibility for providing, or causing to be provided, COBRA notice and coverage to any M&A qualified beneficiaries (within the meaning of Treas. Reg. Section 54.4980B-9, Q/A-4) who experience a qualifying event as of or after the Closing. Purchaser shall assume responsibility for providing, or causing to be provided, any remaining period of COBRA coverage for any qualified beneficiaries who experienced a qualifying event prior to the Closing and who were formerly employed by Omni.
(d)    Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.
9.10    Intercompany Payables or Receivables. Sellers shall cause any outstanding payables or receivables of any of the Companies or the Company Subsidiary, to or from any Seller, any Affiliate of any Seller (including Omni Air International Holdings, Inc.), or any officer, director, manager, trustee or equity owner of any Seller, to be settled in full prior to the Closing.
ARTICLE X
REMEDIES FOR BREACH OF THIS AGREEMENT
10.1    Survival. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of the Companies and the Company Subsidiary or any right of any other party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Sellers, on the one hand, and Purchaser, on the other hand, have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of Sellers, on the one hand, and Purchaser, on the other hand, contained in this Agreement will survive the Closing, but only to the extent specified below:
(a)    indefinitely with respect to the representations and warranties contained in Sections 4.1 (Organization; Standing; Citizenship), 4.2 (Authority; Authorization; Enforceability), Sections 5.1 (Execution and Delivery; Valid and Binding Agreements), 5.2 (Authority; Organization), 5.5 (Ownership of the Equity Interests), 6.1

(Organization; Standing; Citizenship), 6.7 (Capitalization of the Companies and the Company Subsidiary), and 6.8 (Rights; Warrants or Options);
(b)    until 90 days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the representations and warranties set forth in Section 6.19 (Tax Matters) and the provisions of Article XI;
(c)    with respect to the representations and warranties set forth in Section 6.20 (Environmental, Health and Safety Matters), until the third anniversary of the Closing Date;
(d)    with respect to all other representations and warranties in this Agreement, until 14 months after the Closing Date; and
(e)    with respect to each other covenant or agreement contained in this Agreement that contemplates performance after the Closing Date, such covenant or agreement will survive in accordance with its respective terms, it being understood that if any such covenant or agreement is not by its terms expressly limited in time or duration, such covenant or agreement shall survive the Closing until it has been performed or satisfied. Notwithstanding anything contained in this Agreement to the contrary, if, at or prior to close of business on the last day a claim for indemnification may be asserted by either a Purchaser Indemnitee or a Seller Indemnitee under this Article X, an Indemnifying Party has been notified in writing of a claim for indemnification in accordance with the terms of this Article X and such claim has not been finally resolved or disposed of as of such date, such claim for indemnification shall continue to survive such expiration date and shall remain a basis for indemnification hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.
10.2    Indemnification.
(a)    By Sellers. Subject to the terms and conditions set forth herein, from and after the Closing, Sellers (on a several, and not on a joint and several basis, based upon such Sellers’ Allocable Portions set forth on the Sellers’ Schedule) shall indemnify and hold harmless the Purchaser Indemnitees from and against any Damages which any such Purchaser Indemnitee shall suffer, sustain or become subject to, as a result of (i) the breach by Sellers of any of the representations and warranties made by Sellers in Article VI or (ii) the breach by Sellers of any of their covenants or agreements contained in this Agreement or any other Transaction Document.
(b)    By Individual Sellers. Subject to the terms and conditions set forth herein, from and after the Closing, each Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any Damages which any such Purchaser Indemnitee shall suffer, sustain or become subject to, as a result of the breach by such Seller of any of the individual representations and warranties made by such Seller in Article V.
(c)    By Purchaser. Subject to the terms and conditions set forth herein, from and after the Closing, Purchaser shall indemnify and hold harmless the Seller

Indemnitees from and against any Damages which any such Seller Indemnitee shall suffer, sustain or become subject to, as a result of (i) the breach by Purchaser of any of the representations and warranties made by Purchaser in Article IV or (ii) the breach by Purchaser of any of its covenants or agreements contained in this Agreement.
(d)    Additional Indemnification by Sellers. Notwithstanding anything to the contrary contained in this Agreement, Sellers shall indemnify the Purchaser Indemnitees in respect of, and hold each of them harmless from and against any and all Damages suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from or arising out of: (A) Closing Cash, to the extent that such amount has been applied to increase the Aggregate Purchase Price pursuant to Article III, but the requisite amount of cash was not delivered in the Companies’ and the Company Subsidiary’s accounts at the Closing; (B) all Company Transaction Expenses, to the extent that such expenses have not been applied to reduce the Aggregate Purchase Price pursuant to Article III; (C) all Closing Indebtedness, to the extent that such Closing Indebtedness has not been applied to reduce the Aggregate Purchase Price pursuant to Article III; and (D) all Closing Bonus Payments, to the extent that such payments and expenses have not been applied to reduce the Aggregate Purchase Price pursuant to Article III.
(e)    Determination of Breach and Damages. Notwithstanding anything contained in clause (i) of Section 10.2(a) or Section 10.2(b) to the contrary, for purposes of (i) determining whether any breach of a representation and warranty under clause (i) of Section 10.2(a) or Section 10.2(b) has occurred and (ii) determining the amount of Damages arising from such breach, such determinations shall be made without reference to or giving effect to any terms, “material”, “materiality,” “Material Adverse Effect” or other similar qualifications thresholds contained in such representation or warranty.
10.3    Third Party Claims.
(a)    If any Purchaser Indemnitee desires to make a claim against any Seller, or any Seller Indemnitee desires to make a claim against Purchaser (such Purchaser Indemnitee or Seller Indemnitee, an “Indemnified Person”), under Section 10.2 in connection with any Legal Proceeding, demand or claim at any time instituted against or made upon such Indemnified Person by any third party for which such Indemnified Person may seek indemnification hereunder (a “Third Party Claim”), whether or not subject to the Aggregate Deductible, such Indemnified Person shall promptly notify in writing, in the case of a claim under Section 10.2(a), 10.2(b) or 10.2(d), the Sellers’ Representative on behalf of the relevant Seller, or, in the case of a claim under Section 10.2(c), Purchaser (in each case, an “Indemnifying Party”), of such Third Party Claim and of the Indemnified Person’s claim of indemnification with respect thereto; provided, however, that the failure to so notify or delay in notification shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure or delay. The Indemnifying Party shall have 30 days after receipt of such notice to notify such Indemnified Person if the applicable Indemnifying Party has elected to assume the defense of such Third Party Claim. If the applicable Indemnifying Party elects to assume the defense of such Third

Party Claim, such Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing (reasonably acceptable to the applicable Indemnified Person) on behalf of the applicable Indemnified Person. If the Indemnifying Party fails to notify the Indemnified Person within 30 days after receipt of notice from the Indemnified Person of a Third Party Claim that the applicable Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnified Person shall be entitled to assume the defense of such Third Party Claim at the expense of the applicable Indemnifying Party through counsel reasonably acceptable to the Indemnifying Party; provided, however, that neither the Indemnified Person nor the Indemnifying Party may compromise or settle any Third Party Claim except as provided in Section 10.3(b).
(b)    Any compromise, settlement or offer of settlement of any Third Party Claim of which the applicable Indemnifying Party has elected to assume the defense shall require the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld or delayed. Unless such consent is obtained, the applicable Indemnifying Party shall continue the defense of such claim; provided, however, that, if any Indemnified Person refuses its consent to a bona fide offer of settlement that the applicable Indemnifying Party wishes to accept and that involves no payment of money by such Indemnified Person, and further involves no material limitation on the future operation of the business of the Companies or the Company Subsidiary (taken as a whole), and that releases such Indemnified Person from all liability in connection with such claim, the applicable Indemnifying Party may reassign the defense of such claim to such Indemnified Person, who may then continue to pursue the defense of such matter, free of any participation by the Indemnifying Party, at the sole cost and expense of such Indemnified Person. In such event, the obligation of the applicable Indemnifying Party with respect thereto shall not exceed the lesser of (i) the amount of the offer of settlement that such Indemnified Person refused to accept or (ii) the aggregate Damages of the Indemnified Person with respect to such claim, including the costs of defense after reassignment of the defense of such claim to the Indemnified Person. Any compromise, settlement or offer of settlement of any Third Party Claim of which the applicable Indemnifying Party has not elected to assume the defense or has reassigned the defense to the Indemnified Person shall require the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. So long as the Indemnifying Party is conducting the defense of any Third Party Claim in accordance with the terms hereof, the Indemnified Person agrees that the Indemnifying Party shall have full and complete control over the conduct of such proceeding. So long as the Indemnified Person is conducting the defense of any Third Party Claim in accordance with the terms hereof, the Indemnifying Party agrees that the Indemnified Person shall have full and complete control over the conduct of such proceeding; provided, however, that the Indemnifying Party will have the right to participate in such defense and to employ counsel at its own expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim, including the Indemnified Person providing the Indemnifying Party with access to the Indemnified Person’s records and personnel relating to any Third Party Claim during reasonable hours under the circumstances.

(c)    If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Person to any insurance benefits with respect to such Third Party Claim.
10.4    Limitations on Indemnification.
(a)    Deductible. Subject to the other limitations of this Section 10.4:
(i)    No claim for indemnification under clause (i) of Section 10.2(a) or Section 10.2(b) shall be made by any Purchaser Indemnitee with respect to any breach resulting in an individual item of Damages, or related items of Damages arising out of substantially similar facts and circumstances, unless and until the amount of such Damages suffered by any one or more of the Companies and the Company Subsidiary and/or any other Purchaser Indemnitee exceeds $25,000, in which case the Purchaser Indemnitee shall be entitled to seek recovery for all such Damages in accordance with the terms of this Agreement; provided that the provisions of this Section 10.4(a)(i) shall not apply to a breach of a representation or warranty contained in Sections 5.1 (Execution and Delivery; Valid and Binding Agreements), 5.2 (Authority; Organization), 5.5 (Ownership of the Equity Interests), 6.1 (Organization; Standing; Citizenship), 6.7 (Capitalization of the Companies and the Company Subsidiary), 6.8 (Rights; Warrants or Options) and 6.19 (Tax Matters).
(ii)    No claim for indemnification under clause (i) of Section 10.2(a) or Section 10.2(b) shall be made by any Purchaser Indemnitee unless and until the aggregate amount of all Damages for which Purchaser Indemnitees are otherwise entitled to indemnification under this Article X exceeds $3,000,000 (the “Aggregate Deductible”), and then only to the extent the aggregate amount of such Damages exceeds the Aggregate Deductible; provided, however, that the provisions of this Section 10.4(a)(ii) shall not apply to a breach of a representation or warranty contained in Sections 5.1 (Execution and Delivery; Valid and Binding Agreements), 5.2 (Authority; Organization), 5.5 (Ownership of the Equity Interests), 6.1 (Organization; Standing; Citizenship), 6.7 (Capitalization of the Companies and the Company Subsidiary), 6.8 (Rights; Warrants or Options) and 6.19 (Tax Matters).
(b)    Cap. Subject to the other limitations of this Section 10.4, the aggregate amount of all Damages payable to all Purchaser Indemnitees with respect to all claims for indemnification under clause (i) of Section 10.2(a) or Section 10.2(b) shall not exceed an amount equal to $15,000,000 (the “Cap”). Any obligation owed by Sellers to a Purchaser Indemnitee shall be paid solely from the Indemnification Escrow (so long as the Indemnification Escrow is in effect and has sufficient funds to satisfy the applicable claim), and the Sellers’ Representative shall direct the Escrow Agent to pay the amount of any such obligation from the Indemnification Escrow in accordance with Sellers’ respective Allocable Portions, the terms of this Agreement and the Escrow Agreement. Notwithstanding the foregoing, the Cap does not apply to a breach of a representation or warranty contained in Sections 5.1 (Execution and Delivery; Valid and Binding Agreements), 5.2 (Authority; Organization), 5.5 (Ownership of the Equity Interests), 6.1 (Organization; Standing; Citizenship), 6.7 (Capitalization of the Companies and the Company Subsidiary), 6.8 (Rights; Warrants or Options) and 6.19 (Tax Matters).
(c)    Notwithstanding anything in this Agreement to the contrary, the aggregate amount of the Sellers’ indemnity obligations to the Purchaser Indemnities shall not exceed the amount of the Aggregate Purchase Price.
(d)    Time Limit. No Person shall be liable for any claim for indemnification hereunder, whether or not as a result of a Third Party Claim, unless written notice of a claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought with respect to any such breach before the applicable Survival Date (in which case such indemnification obligation shall survive the time at which it would otherwise terminate pursuant to this Article X regardless of when any Damages in respect thereof may actually be incurred). All notices given pursuant hereto shall set forth with reasonable specificity the basis for such claim for indemnification.
(e)    Closing Net Working Capital; Reserves. Notwithstanding any provision of this Agreement to the contrary, Purchaser Indemnitees shall not be entitled to indemnification hereunder for any Damages as a result of any breach of any representation or warranty made by Sellers under Article V and Article VI or the breach by Sellers of any of their covenants or agreements contained in this Agreement, and the amount of any Damages shall not be included in the calculation of aggregate Damages subject to the Aggregate Deductible, to the extent that the amount of any Damages as a result of such breach is taken into account on a dollar-for-dollar basis as a current liability, reserved or accrued, or otherwise accounted for, in determining the Closing Net Working Capital, or otherwise taken into account on a dollar-for-dollar basis in the calculation of the Aggregate Purchase Price (as finally determined pursuant to Section 3.4).
(f)    Insurance and Tax Benefits; Other Indemnification. The amount of any Damages subject to indemnification hereunder shall be calculated net of any amounts actually received by Purchaser, the Companies or the Company Subsidiary under insurance policies or other collateral sources (such as contractual indemnities or contributions of any Person which are contained outside this Agreement), less any cost associated with receiving such amounts and any related increase in insurance premiums, and the parties hereto agree to use reasonable efforts to obtain such recoveries. In addition, the amount of any Damages subject to indemnification hereunder shall be net of any Tax benefit that is actually recognized by Purchaser, the Companies or the Company Subsidiary with respect to such Damages, either for the taxable year in which such Damages were incurred or for the immediately succeeding taxable year. The net Tax benefit that is actually recognized by such Person for a taxable year shall be the excess, if any, of (i) such Person’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the payment at issue for all taxable years, over (ii) such Person’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the payment at issue for all taxable years (to the extent permitted by relevant Tax Law). For the avoidance of doubt, the result of the foregoing is to treat such Tax items as the last items claimed for any taxable year.
(g)    No Special Damages. Notwithstanding any provision of this Agreement to the contrary, except to the extent such amounts are awarded or otherwise paid in a Third Party Claim that is subject to indemnification under this Article X, no Person shall be liable to any other Person for any consequential, punitive, indirect or special damages of such other Person relating to the breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement or related hereto.
(h)    Treatment of Indemnification Payments. Any indemnification payments made by Purchaser or Sellers pursuant to this Article X shall be treated by all parties hereto as an adjustment to the Aggregate Purchase Price hereunder.
10.5    Limitation of Remedies. The rights of the parties hereto for indemnification relating to this Agreement and the transactions contemplated hereby shall be strictly limited to those contained in this Article X, and, subject to Section 10.6 and the last sentence of this Section 10.5, such indemnification rights shall be the sole and exclusive remedies of the parties hereto after the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith. To the maximum extent permitted by Law, Purchaser hereby waives and shall cause its Affiliates to waive all other rights and remedies with respect to any such matter, whether under any Laws (including any right or remedy under CERCLA or any other Environmental, Health and Safety Law), at common law or otherwise, including for rescission. Except as provided by this Article X, no action, suit, claim, proceeding or remedy shall be brought or maintained after the Closing Date by Purchaser or any of its Affiliates, including any other Purchaser Indemnitees, successors or permitted assigns against Sellers or any of their Affiliates, and no recourse shall be brought or granted against Sellers or any of their Affiliates, by virtue of or based upon any alleged misstatement or omission respecting a breach of any of the representations, warranties, covenants or agreements of Sellers set forth or contained in this Agreement; provided, however, that nothing in this Agreement shall be deemed to prevent or restrict the bringing or maintenance of any claim or action, or the granting of any remedy or to limit the liability of any Person, to the extent that the same shall have been the result of Fraud (and in the event of Fraud, recourse shall only extend to those Persons committing Fraud).
10.6    Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party hereto could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Purchaser or Sellers, as the case may be, may be entitled, at law or in equity, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of posting any bond or other undertaking.

ARTICLE XI
TAX MATTERS
11.1    Tax Returns.
(a)    Sellers shall cause to be prepared and filed all Returns of the Companies and the Company Subsidiary required to be filed for all Tax Periods ending on or before the Closing Date. The Sellers’ Representative shall deliver to Purchaser for its review a draft of each Return of the Companies and the Company Subsidiary to be filed after the Closing Date that may give rise to any Tax liability for which Sellers are not liable under this Agreement not fewer than 30 days before the deadline for filing such Return, including extensions. Purchaser shall notify the Sellers’ Representative in writing if it objects to any portion of a draft Return within 15 days after the draft Return is delivered to Purchaser. If the Sellers’ Representative does not receive a written objection (specifying in detail the nature of such objection) by the end of such 15-day period, Sellers may cause the Return to be filed and such Return shall be deemed final and binding as between the parties hereto. If Purchaser notifies the Sellers’ Representative that it objects to any portion of the draft Return (specifying in detail the nature of such objection) on or before the end of such 15-day period, Purchaser and the Sellers’ Representative shall attempt to mutually resolve any disagreements in good faith regarding such draft Return. Any disagreements regarding the draft Returns that are not resolved within an additional 10-day period by the Sellers’ Representative and Purchaser shall be resolved by the Independent Accounting Firm, whose decision shall be final and whose fees shall be shared equally by Sellers (in accordance with their respective Allocable Portions) and Purchaser. The Returns that are subject to any disagreement shall not be filed until such disagreement is resolved; provided, however, that, if such Returns must be filed in order to avoid a penalty, such Returns may be filed as prepared (with any changes to which the Sellers’ Representative and Purchaser agree prior to the date of filing reflected therein), and, if further changes are agreed upon or required by the Independent Accounting Firm, then Sellers shall amend such Returns promptly to reflect such changes. Purchaser shall cause the Companies and the Company Subsidiary to cooperate fully and promptly in connection with Sellers’ preparation of and the filing of all Returns under this Section 11.1(a).
(b)    Except as provided in Section 11.1(a), Purchaser shall cause the Companies and the Company Subsidiary to prepare and file all Returns of the Companies and the Company Subsidiary due after the Closing Date. Purchaser shall deliver to the Sellers’ Representative for his review a draft of each Return of the Companies and the Company Subsidiary to be filed after the Closing Date that may give rise to any Tax liability of the Companies or the Company Subsidiary for which Sellers may be liable under this Agreement not fewer than 30 days before the deadline for filing such Return, including extensions. The Sellers’ Representative shall notify Purchaser in writing if he objects to any portion of a draft Return within 15 days after the draft Return is delivered to the Sellers’ Representative. If Purchaser does not receive a written objection by the end of such 15-day period, Purchaser may cause the Return to be filed. If the Sellers’ Representative notifies Purchaser that he objects to any portion of the draft Return on or before the end of such 15-day period, Purchaser and the Sellers’ Representative shall attempt to mutually resolve any disagreements in good faith regarding such draft Return. Any disagreements regarding the draft Returns that are not resolved within an additional 10-day period by the Sellers’ Representative and Purchaser shall be resolved by the Independent Accounting Firm, whose decision shall be final and whose fees shall be shared equally by Sellers (in accordance with their respective Allocable Portions) and Purchaser. The Returns that are subject to any disagreement shall not be filed until such disagreement is resolved; provided, however, that, if such Returns must be filed in order to avoid a penalty, such Returns may be filed as prepared (with any changes to which the Sellers’ Representative and Purchaser agree prior to the date of filing reflected therein), and, if further changes are agreed upon or required by the Independent Accounting Firm, then Purchaser shall amend such Returns promptly to reflect such changes.
11.2    Liability for Taxes. Sellers (in accordance with their respective Allocable Portions) shall be responsible for all Taxes of the Companies and the Company Subsidiary for any Pre-Closing Tax Period and for Sellers’ portion (as determined under Section 11.3) of all Taxes of the Companies and the Company Subsidiary for any Tax period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”) to the extent such Taxes (a) are not included as a current liability for purposes of computing the Closing Net Working Capital or (b) are not otherwise satisfied by or on behalf of Sellers or any of their Affiliates. Except to the extent that Purchaser incurs related, indemnifiable Damages under this Agreement, Purchaser shall be responsible for all Taxes of the Companies and the Company Subsidiary for any Post-Closing Tax Period and for its portion (as determined under Section 11.3) of all Taxes of the Companies and the Company Subsidiary for any Straddle Period.
11.3    Apportionment of Taxes.
(a)    With respect to any Straddle Period, the Taxes of the Companies and the Company Subsidiary attributable to such Straddle Period shall be apportioned between the portion of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of Sellers (to the extent provided in Section 11.2), and all other Taxes attributable to the operations or assets of the Companies and the Company Subsidiary for the Straddle Period shall be the responsibility of Purchaser.
(b)    In the case of sales and use Taxes, VAT, employment Taxes, withholding Taxes, and Taxes based on or measured by gross or net income, receipts, profits or payments, the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount that would be payable if the Straddle Period ended on the last day of the Pre-Closing Straddle Period by means of closing the books and records of the Companies and the Company Subsidiary as of the last day of the Pre-Closing Straddle Period; provided, that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period shall accrue on a daily basis and shall be allocated between the Pre-Closing Straddle Period and the portion of the Straddle Period that begins on the day immediately following the Closing Date and ends on the last day of the Straddle Period in proportion to the number of days in each such period.

(c)    In the case of Taxes not described in Section 11.3(b), the portion of the Tax allocated to the Pre-Closing Straddle Period shall equal the amount of Tax for the entire Straddle Period multiplied by the ratio of the number of days during the Pre-Closing Straddle Period to the number of days during the entire Straddle Period.
(d)    This Section 11.3 shall apply mutatis mutandis to any Tax refunds, Tax credits or other Tax benefits to which any Company or the Company Subsidiary may be entitled. For the avoidance of doubt, any such Tax refunds, Tax credits or other Tax benefits that are included as a current asset for purposes of computing the Closing Net Working Capital shall be for the account of Purchaser.
11.4    Cooperation. In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Taxes imposed on the Companies and the Company Subsidiary for all Pre-Closing Tax Periods, all Straddle Periods and all Post-Closing Tax Periods, Purchaser, the Companies and the Company Subsidiary, on the one hand, and the Sellers’ Representative, on the other hand, shall cooperate fully with each other, including furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney and/or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes. Purchaser shall provide the Sellers’ Representative, and the Sellers’ Representative shall provide Purchaser, with the information that each is respectively required to report under section 6043A of the Code or any other applicable Tax rule. After the Closing, the Sellers’ Representative may deliver to Purchaser certain U.S. Tax information requests in a similar manner provided to the Companies and the Company Subsidiary in previous years in order to comply with Sellers’ U.S. Tax and other reporting obligations and Purchaser shall use reasonable efforts to promptly complete such information requests as is required for Sellers to comply with Sellers’ U.S. Tax or other reporting obligations.
11.5    Tax Contests.
(a)    If any Tax Authority issues to Purchaser, any of the Companies or the Company Subsidiary (i) a notice of its intent to audit, examine or conduct a proceeding with respect to Taxes or Returns of such Company or the Company Subsidiary for any Pre-Closing Tax Period or (ii) a notice of deficiency, notice of reassessment, proposed adjustment, assertion of claim or demand concerning Taxes or Returns attributable to the operations or assets of any of the Companies or the Company Subsidiary for any Pre-Closing Tax Period (each, a “Tax Claim”), Purchaser shall notify the Sellers’ Representative of the receipt of such communication from the Tax Authority and shall deliver a copy of any such written communication to the Sellers’ Representative within 10 Business Days after receiving such Tax Claim; provided, that Purchaser’s failure to provide such notice will not relieve Sellers of any liability that they have to any Indemnified Person except to the extent that the Sellers’ Representative demonstrates that the defense of such Tax Claim is prejudiced by such failure to provide such notice.
(b)    In the event of any proceeding relating to any Tax Claim with respect to Taxes attributable to the operations or assets of or Returns of such Company or the Company Subsidiary (a “Tax Contest”), Purchaser and such Company or the Company

Subsidiary, as applicable, shall promptly provide the Sellers’ Representative with copies of all written communications relating to the Tax Contest; provided, that (i) the Sellers’ Representative shall control any such Tax Contest, (provided further, that as a precondition to the Sellers’ Representative’s right to control such defense, (A) the Sellers’ Representative shall deliver to Purchaser a written statement in which the Sellers’ Representative, on behalf of Sellers, agrees to indemnify the Indemnified Persons from and against the entirety of any Taxes and other Damages that any Indemnified Person may incur resulting from, arising out of, relating to, or caused by such Tax Contest, and (B) the Sellers’ Representative shall conduct the defense actively and diligently), (ii) Purchaser and such Company or the Company Subsidiary, as applicable, shall have the right to participate in any such Tax Contest, at its own expense, and (iii) Purchaser and such Company or the Company Subsidiary, as applicable, shall not settle or otherwise resolve any Tax Contest (or any issue raised in any Tax Contest) without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed.
(c)    At the request of the Sellers’ Representative, Purchaser, any of the Companies or the Company Subsidiary, as applicable, shall settle any issue related to Taxes for any Pre-Closing Tax Period on terms acceptable to the Sellers’ Representative and the applicable Tax Authority; provided, that (i) Sellers shall pay when due all Taxes (and other amounts) for which Sellers are liable under this Agreement as a result of such settlement, (ii) the settlement would not result in Purchaser, any of the Companies or the Company Subsidiary paying any increased Taxes for which Sellers are not required to fully indemnify Purchaser, the Companies or the Company Subsidiary under this Agreement, and (iii) the settlement would not be likely to establish a precedential custom or practice adverse to the continuing business of Purchaser, the Companies or the Company Subsidiary for any Post-Closing Tax Period.
11.6    Amended Returns. Except to the extent required by Law, or by the resolution of any Tax Contest: Purchaser shall not file or cause to be filed any amended Returns covering any period or adjusting any Taxes for a period that includes any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed; and Purchaser shall not take and shall not cause or permit the Companies or the Company Subsidiary to take any action that could increase the liability of Sellers for Taxes under this Agreement or otherwise without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed.
11.7    Tax Refunds. Purchaser, the Companies and the Company Subsidiary shall cooperate with the Sellers’ Representative in obtaining any Tax refunds, Tax credits or any other Tax benefits for any Pre-Closing Tax Periods. Any refunds, credits or other benefits for Taxes of the Companies or the Company Subsidiary for Pre-Closing Tax Periods shall be the property of Sellers. If Purchaser, any of the Companies or the Company Subsidiary receives a refund, credit or other benefit for Taxes that is attributable in whole or in part to a Pre-Closing Tax Period or Pre-Closing Straddle Period, Purchaser shall pay to Sellers, within 10 Business Days of the receipt thereof, the amount of the refund, credit or other benefit attributable in whole or in part to a Pre-Closing Tax Period or Pre-Closing Straddle Period. Notwithstanding the foregoing, this

Section 11.7 shall not apply to the extent that any Tax refunds, Tax credits or other Tax benefits are included as a current asset for purposes of computing the Closing Net Working Capital.
11.8    Other Taxes. Purchaser, on the one hand, and Sellers, collectively on the other hand, each shall be liable for and shall pay (and shall indemnify and hold harmless the other and their respective Affiliates from and against all Damages relating to) fifty percent of all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Authority in connection with the transactions contemplated by this Agreement.
ARTICLE XII
TERMINATION
12.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Purchaser and the Sellers’ Representative;
(b)    by Purchaser, by giving written notice to the Sellers’ Representative at any time (i) if Sellers have materially breached any representation, warranty, covenant or agreement contained in this Agreement such that a condition to closing will not have been satisfied, Purchaser has notified the Sellers’ Representative of the breach, and the breach has continued uncured for a period of 30 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before January 31, 2019 (the “Termination Date”), by reason of the failure of any condition precedent under Section 8.1 or Section 8.2 or if any such condition becomes impossible to fulfill (in each case, unless the failure or impossibility results from Purchaser breaching any representation, warranty, covenant or agreement contained in this Agreement); or
(c)    by the Sellers’ Representative on behalf of Sellers, by giving written notice to Purchaser at any time (i) if Purchaser has materially breached any representation, warranty, covenant or agreement contained in this Agreement such that a condition to closing will not have been satisfied, the Sellers’ Representative has notified Purchaser of the breach, and the breach has continued uncured for a period of 30 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under Section 8.1 or Section 8.3 or if any such condition becomes impossible to fulfill (in each case, unless the failure or impossibility results from Sellers or any of them breaching any representation, warranty, covenant or agreement contained in this Agreement).
12.2    Effect of Termination. Termination of this Agreement pursuant to Section 12.1 shall terminate all obligations of the parties hereunder, without liability of any party hereto to the other parties hereto (except for the liability of any party hereto then in breach), except for obligations under Section 7.5 (Confidentiality), Section 9.2 (Publicity), Section 13.8 (Expenses) and this Section 12.2.

ARTICLE XIII
MISCELLANEOUS
13.1    Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by: (a) personal delivery (effective upon delivery), (b) facsimile or email (effective on the next Business Day after confirmation of transmission), (c) recognized overnight delivery service (effective on the next Business Day after delivery to the service), or (d) registered or certified mail, return receipt requested and postage prepaid (effective on the third Business Day after being so mailed), in each case addressed to the intended recipient as set forth below:
If to the Sellers’ Representative, Sellers, or any of them:

Robert K. Coretz
4110 South Rockford Avenue, Suite 200
Tulsa, Oklahoma 74105
Fax: (918) 779-7639

with a copy to:

Conner & Winters, LLP
Attention: Robert A. Curry
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
Fax: (918) 586-8625

If to Purchaser:

Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Attention: Joseph C. Hete
Fax: (937) 382-2452

with a copy to:

Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Attention: W. Joseph Payne
Fax: (937) 382-2452
13.2    Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect thereto. Neither the duties nor obligations of any party hereto, nor the rights of any party hereto, shall be expanded beyond the terms of this Agreement, the other Transaction Documents and the Confidentiality Agreement on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any legal or equitable principle nor any implied obligation of good faith or fair dealing nor any other matter requires any party hereto to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable. Each of the parties hereto acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of any other party under this Agreement on the basis of any implied obligation or otherwise.
13.3    Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Sellers’ Representative and Purchaser, or in the case of a waiver, by or on behalf of the party hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary herein, none of the Debt Financing Provisions may be amended, modified or waived in a manner adverse to the Debt Financing Sources without the prior consent of the Debt Financing Sources.
13.4    Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth below, neither this Agreement nor the obligations hereunder shall be assignable or transferable by Purchaser without the prior written consent of the Sellers’ Representative, or by any Seller without the prior written consent of Purchaser; provided, however, that Purchaser shall be permitted to collaterally assign its rights and remedies under this Agreement and the other Transaction Documents to any Debt Financing Source in respect of the Debt Financing, but no such assignment shall relieve any such assignor of its obligations under this Agreement. Sellers agree that Purchaser shall have the right, prior to the Closing, to designate any of its Affiliates as the entity that acquires the Equity Interest of any of the Companies. In the event Purchaser designates an Affiliate to acquire the Equity Interest of any of the Companies, such designation and acquisition shall not relieve Purchaser of any of its obligations under this Agreement or any other Transaction Document.
13.5    No Third Party Beneficiary; No Benefit Plan Amendment. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Purchaser Indemnitees, the Companies, the Company Subsidiary, Sellers, Seller Indemnitees and their respective successors, heirs, personal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, the Debt Financing Sources shall be third-party beneficiaries of each of the Debt Financing Provisions. Nothing in this Agreement shall be deemed to amend, modify or terminate any Benefit Plan.
13.6    No Recourse to Debt Financing Sources; Waiver of Certain Claims.
(a)    Notwithstanding anything to the contrary contained in this Agreement, the parties hereto hereby agree that no Debt Financing Source shall have any liability to Sellers, any of their Affiliates or any other Person  relating to or arising out of this

Agreement or any financing provided to Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement (the “Debt Financing”) (including any claim for any Damages suffered as a result of any breach of this Agreement or the terms of the Debt Financing), or any document related thereto (including any willful breach thereof), or the failure of the transactions contemplated hereby or thereby to be consummated), whether at law or equity, in contract or in tort or otherwise, and none of Sellers nor any of their Affiliates or any other Person shall have any rights or claims whatsoever against any of the Debt Financing Sources under this Agreement or in connection with the Debt Financing, whether at law or equity, in contract or in tort, or otherwise.
(b)    Sellers hereby agree, on behalf of themselves and their respective Affiliates, that none of the Debt Financing Sources shall have any liability or obligations to Sellers or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated herein (including with respect to the Debt Financing). Sellers and their respective Affiliates hereby waive any and all claims and causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Debt Financing Sources that may be based upon, arise out of or relate to this Agreement, any financing commitment or the transactions contemplated hereby or thereby (including the Debt Financing). This Section 13.6 is intended to benefit and may be enforced by the Debt Financing Sources and shall be binding on all successors and assigns of Sellers.
13.7    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
13.8    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties hereto shall bear their own respective expenses (including all compensation and expenses of their own counsel, financial advisors, consultants and accountants) incurred in connection with the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby. Notwithstanding the foregoing, Purchaser acknowledges and agrees that (a) the Companies and the Company Subsidiary have incurred certain of the costs and expenses of Sellers in connection with this Agreement and the transactions contemplated hereby and (b) such costs and expenses shall be included in the Company Transaction Expenses and shall be taken into account for purposes of determining the estimated Aggregate Purchase Price payable at Closing pursuant to Section 2.2 (and shall be paid by the Companies or the Company Subsidiary after the Closing). Except as provided in the preceding sentence, Purchaser shall not have any liability for any such costs or expenses of Sellers after the Closing. All filing fees in connection with the HSR Act filings contemplated by Section 7.3 shall be allocated between Purchaser, on the one hand, and Sellers, on the other hand, in equal amounts.
13.9    Counterparts and Delivery. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, and delivered by facsimile or other means of electronic transmission, each of which shall be deemed to be one and the same instrument and an original document.
13.10    Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED (EXCEPT THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT). IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF, UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO IRREVOCABLY AGREES THAT THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK SHALL HAVE NON-EXCLUSIVE JURISDICTION TO SETTLE ANY DISPUTE OR CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
13.11    Disclosure Schedules. The Schedules to this Agreement are arranged to correspond to the sections contained in this Agreement. Any matter set forth in any Schedule shall be deemed set forth in all other sections of such disclosure schedule to the extent, but only to the extent, that the relevance or applicability of such matter to such other sections of such disclosure schedule is readily apparent on the face of such disclosure, whether or not a specific cross-reference appears in such disclosure schedule. The inclusion of any information (including dollar amounts) in any section of such disclosure schedule (a) shall not be deemed to be an admission or acknowledgment that such information is required to be listed in such section or is material to or outside the Ordinary Course of Business and (b) shall not be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). The information contained in this Agreement, the Schedules and the Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of applicable Law or breach of, or conflict with, any Contract). Information reflected in the Schedules is not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Schedules shall not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Companies and/or the Company Subsidiary.
ARTICLE XIV
SELLERS’ REPRESENTATIVE
14.1    Designation. Robert K. Coretz is hereby designated by Sellers to serve as the representative of Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Sellers’ Representative. Alternatively, in the event that Mr. Coretz is unable to serve in such capacity, Sellers hereby designate, in this order: (i) Daniel S. Burnstein, (ii) Robert Waldo or (iii) a person designated by Robert A. Curry, to serve as such representative of Sellers with respect to such matters (any of Robert K. Coretz or such alternate designee, the “Sellers’ Representative”).
14.2    Authority. By execution of this Agreement, each Seller hereby irrevocably appoints the Sellers’ Representative as the agent, proxy and attorney in fact for such Seller for all purposes of this Agreement, including the full power and authority on such Seller’s behalf: (i) to consummate the transactions contemplated hereby; (ii) to cause the Companies to pay such Seller’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds received hereunder to such Seller and each other Seller in accordance with the terms of the Companies’ Organizational Documents; (iv) to execute such further instruments of assignment as Purchaser shall reasonably request; (v) to execute and deliver on behalf of such Seller any amendment or waiver hereto; (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith; (vii) to negotiate, settle, compromise and otherwise handle the Net Working Capital Adjustment and all claims for indemnification made by Purchaser or Sellers hereunder; (viii) to direct such Seller to pay any amount owing for indemnity claims or otherwise under this Agreement (and such Seller promptly and without dispute shall comply with such demand); (ix) to waive any and all transfer restrictions or rights of first refusal set forth in the Companies’ Organizational Documents or otherwise, with regard to the transactions described in this Agreement; and (x) to do each and every act and exercise any and all rights which such Seller or Sellers collectively are permitted or required to do or exercise under this Agreement. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative, as applicable, and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of such Seller. Each Seller agrees that Purchaser and its Affiliates shall be entitled to rely on any action or decision of the Sellers’ Representative.
14.3    Exculpation. Neither the Sellers’ Representative nor any agent employed by him shall incur any liability to any Seller by virtue of the failure or refusal of the Sellers’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of any other duties hereunder, except for actions or omissions constituting fraud or bad faith.

SIGNATURES APPEAR ON FOLLOWING PAGE
IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.
PURCHASER:

Air Transport Services Group, Inc.

By: /s/ Joseph C. Hete
Joseph C. Hete
President & Chief Executive Officer

SELLERS:

Omni Air International Holdings, Inc.

By: /s/ Robert K. Coretz
Robert K. Coretz
Chairman

Omni Aviation Leasing Holdings, LLC

By: /s/ Robert K. Coretz
Robert K. Coretz
President and Manager

T7 Aviation Leasing Holdings, LLC

By: /s/ Robert K. Coretz
Robert K. Coretz
President and Manager

SELLERS’ REPRESENTATIVE:

/s/ Robert K. Coretz
Robert K. Coretz